UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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STORE Capital Corporation

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2021 Notice of Annual Meeting of Stockholders and Proxy Statement

Christopher H. Volk Executive Chair

To Our Stockholders:

On March 19, 2020, in response to the COVID-19 pandemic, California became the first state to issue “shelter in place” orders. Over the next few weeks, forty-one other states followed, effecting nearly three quarters of U.S. counties. By the end of March, business closures had impacted 23% of the properties held by STORE. A month later the percentage of STORE properties subject to closure would rise to 35%. There is no such thing as a corporate business model designed for no business. Across the country, impacted companies of every size sought relief from creditors, including landlords.

As it turned out, April would be our most impacted month in terms of property closures. The result was a cash collection shortfall of more than 30% for the month of May. For the full second quarter, STORE collected 74% of the rents due us. As the economy reopened, our collections would rise to 87% for the third quarter and 90% for the fourth quarter. Impressively, we were able to raise our dividend in the third quarter. Also impressively, we were able to document deferral agreements with nearly all our impacted tenants to repay rent payment shortfalls. Our ability to realize such achievements was owed in part to our approach to our asset class. We had created senior net-lease contracts collectively having credit characteristics that exceeded those of our impacted tenants. Our ability to document lease deferral agreements was also positively impacted by our direct approach to investment originations. At STORE, we have always taken pride in maintaining close ties with our tenants, who we view as customers. Virtually all the lease agreements we have were negotiated by us, which made a clear difference and enabled us to be a continued leader in our sector for portfolio investment yields. We concluded 2020 with documented deferral agreements or verbal understandings with virtually all our impacted customers, avoiding the need for litigation. We take enormous pride in this outcome and in our many customers and STORE team members who made this happen.

No discussion of 2020 would be complete without a mention of our remote working effectiveness, which is bound to positively impact the future work protocols of our team members, not to mention much of corporate America. In 2019, we invested in cloud-based solutions across all our major systems platforms and also implemented Microsoft Teams to help improve work collaboration. During 2020, we began to harness this technology, implementing an extensive data warehouse, which will reap business intelligence benefits as we move forward. These extensive efforts proved invaluable in their ability to improve our ability to efficiently work remotely in 2020. When the pandemic hit, we were able to transform seamlessly from having all of us under one roof to having nearly all of us working remotely. Our office went from having approximately 100 of us daily to typically having fewer than ten. We are especially proud of the ability of our many leaders and team members to rise to the challenge of addressing this seminal moment.

During 2020, when we weren’t focused directly on helping our customers with their business needs, we addressed STORE’s corporate responsibility on many fronts, starting with the publication of our inaugural Corporate Responsibility Report. This impressive publication was accomplished by our internal ESG Working Group, which will produce our second report in the second quarter of 2021. Our corporate responsibility initiatives have been extensive. Given that STORE has always excelled at corporate governance, our emphasis in 2020 was on areas of social and environmental impact. During the year, we increased the percentage of women comprising our Board of Directors to 33% and our senior management team to 56%. During the year, we also elevated our tenant sustainability engagement through educational outreach and continued surveys. Importantly, STORE’s initiatives over the past two years included investments in continuing employee education, development and recognition programs. The results of these efforts are reflected throughout our organization.

An important part of our jobs as business leaders is to plan for our succession. STORE’s investments in employee development reflect this emphasis. Concurrent with this proxy statement, we completed a leadership transition that has been several years in the making: I have moved into the role of Executive Chair; Catherine D. Rice, a director since 2017, has taken on the position of Lead Independent Director; Mort Fleischer, our founding Chairman, will remain as a director with the honorary title of Chair Emeritus; and the company is in great hands with Mary Fedewa as President and Chief Executive Officer. As we go forward, we are confident that our growing impressive leadership team will enable STORE to continue its impressive performance, delivered through a potent corporate business model, an amazing staff of talented professionals and the dynamic leading middle market and larger companies that we address.

Sincerely,

Christopher H. Volk

Executive Chair

April 15, 2021

Dear Fellow Stockholder:

You are invited to attend the 2021 Annual Meeting of Stockholders of STORE Capital Corporation. The meeting will be held on Thursday, May 27, 2021, at 9:00 a.m., Arizona time. The Annual Meeting will be a completely “virtual” meeting of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/STOR2021 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the business of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting during which our directors and senior leadership team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card as promptly as possible or authorize your proxy on the Internet or by calling the toll-free telephone number included in the proxy materials provided to you. The attached proxy statement contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting virtually through the Internet, you may continue to have your shares of common stock voted as instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares of common stock online during the meeting. We look forward to your participation.

Sincerely,

Christopher H. Volk

Executive Chair

This proxy statement is dated April 15, 2021, and is first being made available to stockholders on or about

April 15, 2021.

8377 East Hartford Drive, Suite 100 Scottsdale, Arizona 85255 (480) 256-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 27, 2021

Date and Time:	Thursday, May 27, 2021, at 9:00 a.m., Arizona time.

Place:	The Annual Meeting will be a completely virtual meeting of stockholders, and you will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/STOR2021 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

Items of Business:

Proposal 1 – To elect nine director nominees to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 2 – To approve, on an advisory basis, the compensation of STORE’s named executive officers; and

Proposal 3 – To ratify the selection of Ernst & Young LLP as STORE’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Record Date:	Stockholders of record at the close of business on March 31, 2021 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Delivery of Proxy Materials:	Beginning on April 15, 2021, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials.

Voting:	Internet and telephone voting are available. Voting instructions are provided on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, on the proxy card.
BY ORDER OF THE BOARD OF DIRECTORS

/S/ CHAD A. FREED

Chad A. Freed
Executive Vice President – General Counsel, Chief Compliance Officer and Secretary
Scottsdale, Arizona
April 15, 2021

How To Vote
Please Choose One of the Following Voting methods

Vote By Internet:
Before The Meeting:
Go to www.proxyvote.com or from a smartphone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → xxxx xxxx xxxx xxxx (located on the following page) available and follow the instructions.
During The Meeting:

Go to www.virtualshareholdermeeting.com/STOR2021. Have the information that is printed in the box marked by the arrow → xxxx xxxx xxxx xxxx (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 27, 2021.

The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020 (which constitutes our annual report to stockholders) are available at http://ir.storecapital.com.

2021 Proxy Statement	i

PROXY SUMMARY

The Board of Directors (the “Board”) of STORE Capital Corporation is soliciting proxies for the annual meeting of stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2020, which constitutes our annual report to stockholders (the “Annual Report”), were first made available to stockholders on or about April 15, 2021. Throughout this Proxy Statement, we refer to STORE Capital Corporation as “we,” “us,” “our,” “STORE” or the “Company.”

The summary below highlights information contained elsewhere in the Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding STORE’s 2020 performance, please review our Annual Report.

Summary of Matters to be Voted Upon

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Item 1	Election of directors
✔

Our Board’s Recommendation: “FOR” each director nominee

Our Board and our Nominating and Corporate Governance Committee believe that the nine director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to STORE’s management and effectively oversee the business and long-term interests of our stockholders.

→  Page Reference for Further Information: 11

Director Nominees

The following provides summary information regarding our director nominees:

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Joseph M. Donovan+	66	2014	Senior investment banking executive (retired)	Audit* Investment	1
Mary B. Fedewa	55	2016	President, Chief Executive Officer and Director, STORE Capital Corporation		0
Morton H. Fleischer+	84	2011	Director and Chair Emeritus, STORE Capital Corporation	Compensation Nominating and Corporate Governance* Investment* Executive*	0
William F. Hipp+	66	2016	Senior banking executive (retired)	Audit Investment	0
Tawn Kelley+	57	2020	Executive Vice President of Taylor Morrison Home Corporation and President, Financial Services division	Nominating and Corporate Governance
Catherine D. Rice+	61	2017	Senior financial executive (retired)	Audit Investment	3
Einar A. Seadler+	64	2016	President, EAS Advisors LLC	Compensation	0
Quentin P. Smith, Jr.+	69	2014	President, Cadre Business Advisors LLC	Compensation* Nominating and Corporate Governance Executive	0
Christopher H. Volk	64	2011	Executive Chair, STORE Capital Corporation	Executive	0

+	Independent director

*	Chair

2021 Proxy Statement	S-1

Item 2	Advisory vote to approve the compensation of our named executive officers
✔

Our Board’s Recommendation: “FOR”

We are seeking a non-binding advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement. Our Board values the opinions of our stockholders and our Compensation Committee will take into account the outcome of this advisory vote when considering future decisions regarding the compensation of our named executive officers.

→   Page Reference for Further Information: 27

Our Compensation Committee, operating pursuant to authority delegated to it by our Board, oversees the design, development and implementation of our executive compensation program. The compensation of our “named executive officers,” who are identified in “Executive Compensation,” is comprised of base salary, short-term incentives (our annual cash bonus program) and long-term incentives (our equity-based compensation program). In 2020, 69% or more of our NEOs’ total direct compensation was performance-based.

The key elements of our named executive officers’ compensation are described in more detail in the following table:

Compensation Element	Objectives Associated with the Compensation Element
Base Salary	• Designed to provide competitive compensation that reflects the contributions and skill levels of each named executive officer.
Short-Term Incentive Compensation

•  Designed to motivate our named executive officers to achieve performance goals established by our Compensation Committee that reinforce our annual business plan, to assist us in attracting and retaining qualified executives and to promote the alignment of our named executive officers’ interests with those of our stockholders. During 2020, we modified the design of our short-term incentive compensation program to focus on the success of our named executive officers in addressing certain challenges to our business resulting from the COVID-19 pandemic.

Long-Term Incentive Compensation	• Designed to align our named executive officers’ long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

At each of our last four annual meetings, our executive compensation program has received the support of over 93% of the votes cast.

S-2	2021 Proxy Statement

Item 3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021
✔

Our Board’s Recommendation: “FOR”

Our Audit Committee and our Board believe that the retention of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending
December 31, 2021 is in the best interests of STORE and its stockholders, and we are asking our stockholders to ratify our Audit Committee’s selection of Ernst & Young LLP to serve in that capacity.

→   Page Reference for Further Information: 57

Ernst & Young LLP, an independent registered public accounting firm, served as our auditors for 2020. Our Audit Committee selected Ernst & Young LLP to serve as our auditor for the year ending December 31, 2021. Although stockholder approval is not required, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification at the Annual Meeting. The following table provides summary information regarding Ernst & Young LLP’s fees for 2020 and 2019:

	2020	2019
Audit fees	$1,234,935	$1,231,111
Audit-related fees	—	145,000
Tax Fees	233,690	195,305
All other fees	2,000	—

Total	$1,470,625	1,571,416

2021 Proxy Statement	S-3

2020 BUSINESS PERFORMANCE

2020 Financial Milestones

1, 3 and 5-Year Total Shareholder Return as of December 31, 2020

Comparison of the Company’s absolute Total Shareholder Return (“TSR”) for the one-year, three-year and five-year periods ending on the last trading day of 2020 relative to the absolute TSR for the MSCI US REIT Index and S&P 400 REIT Index

*	5-Year absolute TSR comparisons to the S&P 400 REIT Index as of December 31, 2020 are not currently available as the S&P 400 REIT Index was launched in 2016

S-4	2021 Proxy Statement

CORPORATE RESPONSIBILITY

STORE defines its success by its ability to make a positive difference for its many stakeholders. Our beginning was inspired by a belief that we could make a positive difference for real estate intensive businesses across America by delivering innovative and superior real estate capital solutions. In that process, we have sought to add an important tool to middle market company capital formation while improving the liquidity of leading middle market and larger businesses.

For its many customers, STORE’s real estate lease solutions have contributed to their prospects for wealth creation and to their ability to grow, create jobs and contribute to many communities across the country. In turn, meeting the needs of our customers provides an extraordinary investment opportunity that we believe holds the promise of sustainable long-term wealth creation for our many stockholders. In fulfilling this mission, we have grown our staff to more than 100 employees, expanded our diverse and experienced management team, and strengthened our commitment to employee development, employee engagement and personal growth central to the creation of a quality business.

Customers, stockholders and employees: These are our three most integral stakeholders. Through them, we make a positive difference to our many other important stakeholders, including our creditors, suppliers and the many communities we serve.

Environmental Stewardship

STORE is a net-lease real estate investment trust (“REIT”). We acquire single-tenant operational real estate (or profit center properties) from business owners, and then lease the properties back to the business owners under long-term net-leases, substantially all of which are triple-net. Under a triple-net lease, the tenant is solely responsible for operating the business conducted in the building subject to the lease, keeping the building in good order and repair, remodeling and updating the building as it deems appropriate to maximize business value, and paying the insurance, property taxes and other property-related expenses. Under the triple-net lease model, therefore, it is our customer, and not STORE, that controls energy, water usage and waste and recycling practices, and decides when and how to implement environmentally sustainable practices at a given property.

While we do not control the business operations at our properties, as the property owner, we nevertheless recognize that the operation of commercial real estate assets can have a meaningful impact on the environment—particularly with respect to resource consumption and waste generation—and on the health of building occupants. At STORE, we believe that being conscious of, and seeking to address, environmental impacts within our control, and supporting our tenant customers to do the same in their businesses, plays a role in building and sustaining successful enterprises and is material to the success of our own business.

2021 Proxy Statement	S-5

•

We Continuously Seek to Understand the Environmental Risks and Opportunities Associated with our Business Practices. Our business principally involves acquiring commercial real estate properties from business owners and then leasing those properties back to the business owners under long-term triple-net leases. We believe that environmental sustainability and the mitigation of environmental risks plays a role in the development of our property portfolio. As a result, our commitment to environmental sustainability and the mitigation of environmental risks begins before we acquire a real estate asset and involves, among other factors, a consideration of the environmental risks associated with our customers and with prior users of the real estate assets we seek to acquire. During our three-phase property acquisition process, we:

•

Assess Potential Properties for Acquisition. We engage third parties to conduct comprehensive due diligence, including environmental evaluations and sustainable practices assessments, on each property we propose to buy.

•

Address Environmental Conditions. Where we have identified one or more recognized environmental conditions, we seek to address them prior to investment, including through requiring further testing, requiring the seller to remediate the issue, submitting the property to any state voluntary compliance program, purchasing environmental insurance and preparing for climate-related natural disasters by requiring our tenants to carry insurance, including fire, wind/hail, earthquake, flood and other extended coverage, where appropriate, given the relative risk of loss, geographic location and industry best practices.

•

Enforce Environmental Compliance. If we are satisfied with the results and outcome of our pre-acquisition due diligence process, we will then purchase the property and enter into a lease pursuant to which the customer will agree to certain environmental and other covenants and indemnities related to its continued use of the property.

•

We Undertake Initiatives to Promote Greater Environmental Awareness Among our Employees, our Customers and our Vendors. Although, under our triple-net lease business model, our customers control all business operations at our properties, we seek to positively influence the sustainability practices of our customers and vendors while constantly striving to improve our sustainability practices at our home office in Scottsdale, Arizona.

•

For our Customers. We conduct an annual customer outreach survey designed to gauge our customers’ current sustainability practices. We believe encouragement of sustainability initiatives through education, ideas and support for property-level sustainability solutions, particularly related to energy, water and indoor environmental quality, can lead to the adoption of practices that should drive business and real estate value appreciation, decrease operating costs and mitigate regulatory risks.

•

For our Vendors. We have adopted a Vendor Code of Conduct, which sets forth our standards for fair and ethical business practices, safe labor conditions, respect for human rights and environmental stewardship, as well as our expectations that our vendors and their subcontractors will comply with all applicable environmental rules and regulations while actively seeking to minimize the environmental impact of their business operations.

•

For our Employees. We have established a Sustainability Working Committee made up of a diverse group of management and employee representatives that serves as an internal working group focused on developing and furthering our sustainability efforts, both at our home office and with our customers. The efforts of our Sustainability Working Committee are overseen by a management-level ESG Committee that selects and coordinates our specific sustainability-related initiatives under the overall oversight of the Nominating and Corporate Governance Committee of our Board.

S-6	2021 Proxy Statement

Social Responsibility and Human Capital Development

STORE believes that true success means delivering strong financial results while also contributing in a positive way to all our many stakeholders. We seek to provide a work environment that attracts, develops and retains top talent by affording our employees an engaging work experience that fosters career development and opportunities for meaningful civic involvement. Our employees further our commitment to social responsibility through their personal efforts to build connections with one another and their involvement in outside organizations that promote education, environmentally sustainable practices and social well-being. We engage with our customers to help them build and sustain successful businesses that have a positive impact on their own communities.

•	Corporate Donations and Volunteering. We strive to be a good corporate citizen in our community by supporting charitable organizations that promote education, environmentally sustainable practices and social well-being, and by encouraging our employees to personally commit to organizations that are meaningful to them. STORE is proud to support many local charities through financial and employee-driven volunteerism, including the Juvenile Diabetes Research Foundation, Arizona Helping Hands, the Society of St. Vincent de Paul and others throughout our community.

•	Work Environment. Our Policy Statement on Human Rights demonstrates our commitment to maintaining a work environment where every employee at every level is treated with dignity and respect, is free from discrimination and harassment, and is allowed to devote their full attention and best efforts to performing their job to the best of their abilities.

•	Diversity. We have long acted to foster a diverse and vibrant workplace, seeking out individuals who possess a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. Over time, we have hired, developed and retained a diverse workforce that is central to our success. Currently, 33% of our six executive officers are women, and women hold 56% of our management positions at the level of Senior Vice President and above. Overall, STORE has a deep bench of men and women who are collectively capable of professionally operating the business and fulfilling our vision.

•	Internship/Externship Programs. STORE is committed to developing talented individuals through our internship program by providing career learning opportunities in several areas of our business. Internships with STORE contribute to our community and enhance the career prospects of the talented participants. In 2020, in response to the cancellation of in-person internships resulting from the COVID-19 pandemic, STORE employees developed and hosted a two-day “virtual externship” program open to college students with an emphasis on those from underrepresented backgrounds. A total of 124 participants from 54 colleges, 22 states and 5 countries participated in the event, in addition to more than 20 STORE employees who participated as moderators, presenters and panelists.

•	Employee-Directed Engagement Initiatives. We are committed to creating a diverse and vibrant workplace for our employees that respects individuality, helps every person realize his or her full potential, and includes persons with a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our customers. We conduct employee surveys frequently to receive valuable feedback on our initiatives and evaluate the results to develop new programs. As evidenced by our employees’ initiation and development of our 2020 “virtual externship” program, we empower our employees not just by appealing to them with outreach and engagement strategies, but also by allowing them to create and manage those programs. STORE’s employee-run “engagement” committees develop and influence new employee onboarding, personal growth and professional development programs, STORE social and team-building events, and health and wellness programs.

•	Support for the Fleischer Scholarship Program. Our Chair Emeritus, Morton H. Fleischer, founded the Fleischer Scholarship Program. This program provides high school students who are from underrepresented populations, have limited financial resources or are first generation students with a unique educational experience designed to help them prepare for college and their careers by exposing them to academic and career opportunities in business and helping them build leadership and communication skills. Through the generosity of Mr. Fleischer, and with corporate support provided by STORE and others, the program is offered for free to all accepted students.

•	Tenant Employment and Economic Impact. We seek to provide real estate financing solutions for our customers, backed by superior service, that help our customers grow and more efficiently manage their businesses. We target customers in the middle market, a sector with more than 200,000 businesses with annual revenues between $10 million and $1 billion. Real estate financing alternatives for middle market companies are limited. STORE’s solutions enable our customers to build and grow sustainable businesses, positively impacting their investors, employees and local economies nationwide.

•	Helping Our Customers Succeed. In 2017, we founded the Inside Track Forum, an annual, two-day event that we host in concert with other sponsors and Arizona State University to thank our customers for their business. The event, which includes topical and relevant speakers and panelists, was conceived to impart actionable ideas from industry experts and offer an opportunity to share business practices that can make a positive competitive difference for our customers. In January 2020, we identified three customers to receive our inaugural Inside Track Stars – Corporate Responsibility award, which spotlights companies that have developed programs in an area related to environmental consciousness, sustainability or social responsibility that we found to be exceptional.

•	STORE University. In concert with the Inside Track Forum, we created STORE University, an educational video series developed by our Chief Executive Officer, Christopher H. Volk. Consisting of a series of lessons broken into multiple subparts, these free online videos offer business owners insights into various business topics that can help them improve and succeed in their businesses. Altogether, the series has garnered thousands of views, with a reach well beyond STORE’s customer base. Following up on the original series, we have developed a new STORE University 5-part seminar aimed at college age audiences.

2021 Proxy Statement	S-7

Corporate Governance and Ethical Business Practices

At STORE, we believe that one of our most valuable corporate assets is our reputation for honesty, fairness and candor in all our business activities. It is the responsibility of everyone at STORE to protect and enhance our corporate integrity. Accordingly, we are committed to principles of good corporate governance and have implemented internal policies and procedures to ensure that our governance practices are best in class, and that our directors, officers and employees conduct business with integrity and in accordance with the highest ethical standards. Our Nominating and Corporate Governance Committee plays an active role in managing corporate governance and reputational risk and in developing and adopting corporate policies, processes and procedures that ensure full compliance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), promote ethical business practices and benefit our stockholders. The following highlights certain key aspects of our corporate governance framework:

✔	We Have an Independent Board. Seven of our nine director nominees are independent.

✔	We Value Board Refreshment. Five of our nine director nominees have joined the Board since the beginning of 2016.

✔	We Proactively Adopted Proxy Access. In 2019, we adopted a proxy access bylaw on market terms, which permits eligible stockholders to nominate candidates for up to 20% of our Board for inclusion in our proxy statement if the eligible stockholder(s) and the nominee(s) meet the requirements in our bylaws.

✔	We Do Not Have a Staggered Board. We hold annual elections for our directors.

✔	Our Stockholders Have the Authority to Amend our Bylaws. Pursuant to an amendment to our bylaws proposed by management and approved by a supermajority of our stockholders at our 2019 annual meeting of stockholders, stockholders who meet the proxy access eligibility requirements may propose binding bylaw amendments.

✔	We Regularly Assess Board Performance. We conduct periodic assessments of our Board and Committees.

✔	We Have a Lead Independent Director. In connection with our 2021 leadership transition, in which Mr. Volk assumed the position of Executive Chair and Ms. Fedewa was promoted to President and Chief Executive Officer, we appointed Ms. Catherine D. Rice, an independent director of STORE since 2017, to serve as Lead Independent Director.

✔	We Have a Diverse Board and Management Team. We demonstrably value diversity on our Board and in our company: 33% of our Board, 33% of our executive officers, and 56% of our officers at the level of Senior Vice President and above are women.
✔	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present, presided over by our Lead Independent Director.

✔	We Have Significant Financial Expertise on Our Audit Committee. Each member of our Audit Committee qualifies as an “audit committee financial expert.”

✔	We Value Transparency. We are a leader in providing detailed disclosures about our business to our stockholders.

✔	We Maintain Stock Ownership Guidelines. We maintain a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to a specified multiple of their cash compensation.

✔	We Value Stockholder Input. We have a proactive stockholder program that includes direct engagement with our stockholders, use of a “virtual” annual meeting so that more stockholders can attend and periodic Investor Day events.

✔	Our Key Board Committees are Fully Independent. We have fully independent Audit, Compensation, and Nominating and Corporate Governance Committees.

✔	We Have Opted Out of MUTA. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law (the “Maryland Unsolicited Takeover Law” or “MUTA”) and we may not opt back in without stockholder approval.

✔	We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan, nor will we adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if our Board determines, in the exercise of its duties under applicable law, that it is in STORE’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

S-8	2021 Proxy Statement

Execution of Coordinated Leadership Transition

On April 15, 2021, we announced that Mary B. Fedewa, STORE’s President and Chief Operating Officer, had been appointed as President and Chief Executive Officer, Christopher H. Volk, STORE’s Chief Executive Officer, had been appointed as Executive Chair, and that Catherine D. Rice, a director of STORE since 2017, had been appointed as Lead Independent Director, in each case effective April 15, 2021. In connection with the foregoing, Morton H. Fleischer, STORE’s non-executive Chairman of the Board since our founding in May 2011, was granted the honorary title of Chair Emeritus and will continue to serve as a director. This transition reflects the execution of a coordinated Chief Executive Officer succession plan that began with the appointment of Ms. Fedewa to the position of Chief Operating Officer in 2017 and that was overseen by the Board with support from its committees, including a Succession Planning Committee established in December 2020 to oversee the final stages of the transition. The Board determined that Ms. Fedewa – a co-founder of STORE who had successfully advanced through the positions of Executive Vice President – Acquisitions, Chief Operating Officer, and President – was the logical and correct choice to succeed Mr. Volk as STORE’s next Chief Executive Officer. Mr. Volk’s extensive experience and established relationships with STORE’s directors and stakeholders enable him to lead the Board in overseeing the company through the transition of a new Chief Executive Officer. Ms. Rice, as Lead Independent Director, leverages her extensive business experience and leadership to ensure continued robust, independent oversight of management by the independent directors.

Questions and Answers

Please see the section titled “Questions and Answers About the Proxy Materials and Voting Information” for important information about the proxy materials, voting, the Annual Meeting, STORE’s corporate governance documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2022 annual meeting of stockholders. Additional questions may be directed to Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Learn More About STORE

You can learn more about STORE, view our corporate governance materials, read our 2020 Corporate Responsibility Report, and much more by visiting our website at www.storecapital.com.

Please also visit STORE’s 2021 Annual Meeting website, www.virtualshareholdermeeting.com/STOR2021, to easily access our interactive proxy materials, vote through the Internet, submit questions in advance of the 2021 Annual Meeting of Stockholders, and listen to a live webcast of the meeting.

2021 Proxy Statement	S-9

GOVERNANCE

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

•	What am I voting on?

Stockholders are being asked to elect nine director nominees for a one-year term.

•	Voting recommendation:

“FOR” the election of each director nominee. Our Board and our Nominating and Corporate Governance Committee believe that the nine director nominees each possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to STORE’s management and effectively oversee the business and the long-term interests of our stockholders.

•	Vote Required:

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. This means that the nine director nominees receiving the greatest number of votes will be elected. Our stockholders are not permitted to cumulate their votes for the election of directors. Broker non-votes or withhold votes will have no effect on the results of the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by our Board will be voted for the election of each of the director nominees identified below.

2021 Director Nominees

The number of directors that serve on our Board is currently set at nine and may be fixed from time to time by our Board in the manner provided in our charter and bylaws. Upon the unanimous recommendation of our Nominating and Corporate Governance Committee, our Board has unanimously nominated the following candidates for election as directors at the Annual Meeting:

•	Joseph M. Donovan

•	Mary B. Fedewa

•	Morton H. Fleischer

•	William F. Hipp

•	Tawn Kelley
•	Catherine D. Rice

•	Einar A. Seadler

•	Quentin P. Smith, Jr.

•	Christopher H. Volk

If any of the foregoing nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by our Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, our Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.

Each of the nine director nominees currently serves as a director of the Company and was elected at the 2020 annual meeting of stockholders. If elected, each director will hold office until the 2022 annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our Board and our Nominating and Corporate Governance Committee believe that the combination of the various qualifications, attributes, skills and experiences of the director nominees has contributed and will continue to contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to STORE’s management.

2021 Proxy Statement	1

Set forth below is biographical information for each director nominee named above. The following information also describes the specific experience, qualifications, attributes and skills that qualify each person to serve on STORE’s Board.

Joseph M. Donovan Age: 66

Director Since: 2014

Mr. Donovan has served as a director since 2014. Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Prior to his retirement in January 2007, Mr. Donovan was chairman of Credit Suisse’s Asset-Backed Securities and Debt Financing Group, which he led for nearly seven years. Prior to that time, Mr. Donovan was a managing director and head of Asset Finance at Prudential Securities (1998-2000) and Smith Barney (1995-1997). Mr. Donovan began his investment banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.

Specific Qualifications, Attributes, Skills and Experience:

•   Service as a member of public company boards of directors

•   Extensive investment banking and capital markets experience

•   Expertise in accounting and finance

Other Public Company Boards:

•   Fly Leasing Limited (NYSE:FLY)

Independent: Yes
Committees:
• Audit • Investment

Mary B. Fedewa Age: 55

Director Since: 2016

Ms. Fedewa was one of our founders in May 2011. Ms. Fedewa has served as our Chief Executive Officer since April 15, 2021 and our President since September 2020, having previously served as our Chief Operating Officer since October 2017. She was appointed to serve as a director in August 2016. From our inception until October 2017 she served as our Executive Vice President – Acquisitions, Assistant Secretary and Assistant Treasurer. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding STORE, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) (“Spirit”), a REIT, originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance, which was the successor company to Franchise Finance Corporation of America (“FFCA”), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance.

Specific Qualifications, Attributes, Skills and Experience:

•   Familiarity with the Company’s history and operations

•   Extensive experience acquiring and selling net-lease real estate

•   Management service at three public companies

Other Public Company Boards:

•   None

Independent: No
Committees:
• None

2	2021 Proxy Statement

Morton H. Fleischer Age: 84

Director Since: 2011

Mr. Fleischer has served as a director since STORE’s organization in May 2011, including serving as the non-executive Chairman of the Board from May 2011 until April 15, 2021. Prior to his role with STORE, Mr. Fleischer co-founded Spirit and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s that were predecessors to FFCA, a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA’s Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital in 2001. FFCA was the nation’s largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital in 2001. As a result of over 35 years of experience in the real estate and net-lease industries and the invaluable guidance, support and wisdom Mr. Fleischer provided to the Company in the early years of its formation, our executive team considers him an honorary founder of STORE and our Board has granted Mr. Fleischer the honorary title of Chair Emeritus.

Specific Qualifications, Attributes, Skills and Experience:

•   Familiarity with the Company’s history and operations

•   Extensive real estate and capital markets experience

•   Service as a chief executive officer of two public companies

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Compensation • Nominating and Corporate Governance • Executive • Investment

William F. Hipp Age: 66

Director Since: 2016

Mr. Hipp has served as a director since 2016. Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with REITs, real estate capital markets and corporate finance. From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior level roles, most recently as head of the Institutional Capital Group (ICG) for KeyBank’s real estate business, which he founded upon joining the bank and ran until his retirement. ICG’s mission is to identify real estate related borrowers, particularly public and private REITs and real estate opportunity funds with effective debt ratings ranging from high yield to mid investment grade, that have a significant need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets, and the commercial mortgage backed securities and agency debt markets (Fannie Mae/Freddie Mac). Through the ICG platform, KeyBank provided debt and equity capital and advisory services to real estate related borrowers; and Mr. Hipp, in his capacity as head of ICG, was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions. Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate. Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A. with a concentration in Finance and Accounting from Tulane University.

Specific Qualifications, Attributes, Skills and Experience:

•   Experience identifying, underwriting and evaluating real estate investments

•   Familiarity with the Company’s history and operations

•   Expertise in accounting and finance

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Audit • Investment

2021 Proxy Statement	3

Tawn Kelley Age: 57

Director Since: 2020

Ms. Kelley has served as a director since February 2020. As Executive Vice President of Taylor Morrison and President of its Financial Services unit, Ms. Kelley contributes to the executive leadership of Taylor Morrison and leads Taylor Morrison Home Funding, Inspired Title Services and Mortgage Funding Direct Ventures. She is responsible for the management, financial performance and long-term growth strategies of these companies. Prior to joining Taylor Morrison, in 2001, Ms. Kelley founded and served as CEO and President of Mortgage Funding Direct Ventures (“MFDV”), a management company that partnered with production homebuilders to create in-house mortgage subsidiaries. Among the various partnerships under the Mortgage Funding Direct family, Taylor Morrison Home Funding was also established in 2001. The successful partnership expanded nationally and evolved from a mortgage brokerage to a lender, ultimately paving the way for Taylor Morrison to acquire the MFDV management company in 2009. As an executive member of Taylor Morrison Corporation (NYSE:TMHC), Ms. Kelley has held several senior-executive level positions that have impacted and contributed to the growth and expansion of Taylor Morrison.

Specific Qualifications, Attributes, Skills and Experience:

•   Experience in the real estate industry

•   Experience as a senior operating executive of a public company

•   Expertise in lending and finance

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Nominating and Corporate Governance

Catherine D. Rice Age: 61

Director Since: 2017

Ms. Rice has served as a director since October 2017 and as Lead Independent Director since April 15, 2021. Ms. Rice has over 30 years of experience in the real estate capital and investment markets and in the management and operation of public and private real estate companies. She currently serves as the lead independent director and a member of each of the Audit, Compensation, and Nominating and Corporate Governance Committees of the board of directors of Colony Credit Real Estate, Inc. (NYSE: CLNC), one of the largest commercial real estate credit REITs. Ms. Rice also currently serves on the boards of directors of RMG Acquisition Corp II (NASDAQ:RMGBU) and RMG Acquisition Corp III (NASDAQ:RMGCU), both newly formed special purpose acquisition companies. From 2013 to 2016, Ms. Rice was Chief Financial Officer and then Senior Managing Director of W.P. Carey (NYSE: WPC), one of the largest global net lease REITs, where she completed a comprehensive reorganization of the finance, accounting and IT functions and the build-out of the investor relations and capital markets areas. She was responsible for financial strategy, all public capital-raising initiatives, and a company-wide strategic evaluation. She was a member of the operating and investment committees. From 2010 to 2013, Ms. Rice was a partner at Parmenter Realty Partners, a private real estate investment firm focused on distressed and value-add properties in the Southern regions of the U.S. Her responsibilities included both capital raising and investing for the firm’s fourth fund. From 2002 to 2009, Ms. Rice was the Chief Financial Officer of iStar Financial (NYSE: STAR), a publicly traded finance company focused on the commercial real estate industry, where she was responsible for financial strategy and capital-raising initiatives, financial reporting and investor relations. Ms. Rice spent the first 16 years of her career as a professional in the real estate investment banking groups of Merrill Lynch, Lehman Brothers and Banc of America Securities. During her career as an investment banker, she was involved in numerous capital-raising and strategic advisory transactions, including REIT IPOs, public and private debt and equity offerings, mergers and acquisitions, leveraged buyouts, and asset and corporate acquisitions and dispositions. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A. from Columbia University.

Specific Qualifications, Attributes, Skills and Experience:

•   Extensive real estate and capital markets experience

•   Service as a chief financial officer of a public company

•   Experience investing in and managing commercial real estate projects

Other Public Company Boards:

•   Colony Credit Real Estate (NYSE:CLNC)

•   RMG Acquisition Corp II (NASDAQ:RMGBU)

•   RMG Acquisition Corp III (NASDAQ:RMGCU)

Independent: Yes
Committees:
• Audit • Investment

4	2021 Proxy Statement

Einar A. Seadler Age: 64

Director Since: 2016

Mr. Seadler has served as a director since 2016. Mr. Seadler is the founder and President of EAS Advisors LLC, a management consulting firm specializing in advisory services to senior executives who seek to develop and execute enduring growth, operational improvement and human capital strategies. Prior to starting EAS Advisors in 2016, Mr. Seadler was a managing director of Accenture Strategy, an operating unit of Accenture PLC (NYSE: ACN), which he joined in 2008. His responsibilities included advising senior executives of Fortune 500 companies on increasing stockholder value, primarily in the consumer goods and services, retail, fast food dining, industrial, infrastructure and government sectors. Prior to Accenture, Mr. Seadler served as a leader in McKinsey & Company’s Operations Strategy Practice. He has also served in senior executive roles in retail and business services companies, with responsibilities that spanned sales, marketing, operations, real estate, supply chain, technology and finance. Mr. Seadler began his career as a United States Army infantry officer serving in various command and staff assignments, including as an associate professor at the United States Military Academy at West Point. Mr. Seadler is a graduate of the United States Military Academy at West Point and received a Master of Science degree from Cornell University.

Specific Qualifications, Attributes, Skills and Experience:

•   Experience in business and operational strategy across multiple industry sectors

•   Advisor to senior executives on increasing stockholder value across industry sectors relevant to the Company

•   Top leadership and operational experience as a senior executive

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Compensation

Quentin P. Smith, Jr. Age: 69

Director Since: 2014

Mr. Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner in Charge of Arthur Andersen’s Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He currently serves on the board, and chairs the compensation committee, of Banner Health and previously served as its Chairman. From January 2015 through March 2017, Mr. Smith served as a member of the board of directors of Patriot National, Inc. (NYSE:PN), a provider of comprehensive full-service outsourcing solutions within the workers’ compensation insurance marketplace, chaired its compensation committee and served on its audit committee. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank, as well as on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. degree from Pepperdine University.

Specific Qualifications, Attributes, Skills and Experience:

•   Prior service as a member of public company boards of directors

•   Management consulting, corporate management and operational experience

•   Experience on public company compensation and audit committees

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Compensation • Nominating and Corporate Governance • Executive

2021 Proxy Statement	5

Christopher H. Volk Age: 64

Director Since: 2011

Mr. Volk was one of our founders in May 2011. Mr. Volk has served as Executive Chair since April 15, 2021, having previously served as our Chief Executive Officer and as a director since our inception, and also having served as our President since inception until September 2020. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994 in the formation of FFCA; oversaw the issuance of FFCA’s unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, in 2005 while CEO of Spirit, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets. Prior to forming the Company, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a member of its board from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA’s board of directors. Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new name given to the business following the FFCA acquisition, until December 2002. In addition to his service on the Board and as our Chief Executive Officer, Mr. Volk currently serves on the board of directors of Banner Health where he is chairman of its nominating and corporate governance committee and a member of its investment committee. He has also currently serves as a visiting professor at Cornell University. He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.

Specific Qualifications, Attributes, Skills and Experience:

•   Familiarity with the Company’s history and operations

•   Extensive real estate and capital markets experience

•   Senior executive at three public companies

Other Public Company Boards:

•   None

Independent: Yes
Committees:
• Executive

Board Recommendation

Our Board recommends that you vote “FOR” the election of each of the director nominees named above.

6	2021 Proxy Statement

OUR BOARD OF DIRECTORS

Role of our Board

Our stockholders elect the members of our Board to oversee their interests in the long-term health and overall success of STORE’s business. Our Board serves as the ultimate decision-making body of STORE, except for those matters reserved to or shared with our stockholders. Our Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. Our Board selects and oversees the members of our senior management team, who are charged by our Board with conducting the day-to-day business of STORE.

Board Composition and Refreshment

Our Board and its Nominating and Corporate Governance Committee seek nominees to serve on our Board who have diverse skills, professional experience and backgrounds, and effectively represent the long-term interests of our many stakeholders. Our Board and its Nominating and Corporate Governance Committee also understand the importance of Board refreshment; because term limits may cause the loss of experience and expertise important to the optimal operation of our Board, we currently do not impose limits on the number of terms a director may serve, but we do strive to maintain an appropriate balance of tenure, turnover, diversity and skills on our Board. Our Board believes that new perspectives and ideas are critical to a forward-looking and strategic Board, as is the ability to benefit from the valuable experience and familiarity that longer-serving directors offer. Of our nine director nominees, five have joined the Board since the beginning of 2016.

Board Evaluation Process

Our Board believes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Our Board, acting through its Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively, and whether the combination and mixture of skills, experience and judgment that directors bring to our Board provide our Board with the necessary tools to perform its oversight function effectively. Each of our Audit, Compensation, and Nominating and Corporate Governance Committees also conducts a self-evaluation at least annually and reports the results to our Board, acting through our Nominating and Corporate Governance Committee. The results of this evaluation process are discussed by the full Board and each applicable committee and changes in practices or procedures may be considered and implemented as appropriate. Our Nominating and Corporate Governance Committee may periodically review the format of the evaluation process to ensure that the matters being evaluated remain relevant and that useful feedback on the operation of our Board and its committees is received.

Director Nominee Selection Process and Considerations

Management-Recommended Director Candidates. Our Nominating and Corporate Governance Committee is responsible for recommending to our Board a slate of nominees for election at each annual meeting. Nominees may be suggested by directors, members of management or stockholders (as discussed below). In evaluating candidates to serve on our Board, our Nominating and Corporate Governance Committee’s objective is to select individuals with holistically diverse skills and experience that can assist STORE and our Board in achieving their business, governance and social responsibility objectives. The Committee considers individual qualifications, including relevant career experience, strength of character, maturity of judgment, and experience in, and familiarity with, STORE’s industry and business. It also considers other factors it considers appropriate, which may include:

•	diversity of background;

•	existing commitments to other businesses;

•	potential conflicts of interest;

•	legal considerations;
•	corporate governance background (including experience as a board member or officer of another publicly held company);

•	financial and accounting background;

•	executive compensation background; and

•	the size, composition and combined expertise of the existing Board.

Though neither our Board nor its Nominating and Corporate Governance Committee has a formal policy concerning diversity, our Board values diversity on the Board, believes diversity should be considered in the director identification and

2021 Proxy Statement	7

nominating process, and seeks to compose a Board that is holistically diverse, with a wide range of views, backgrounds, leadership and business experience, and that includes women and underrepresented minorities. The Committee also considers the extent to which a candidate would fill a present need on our Board. In selecting director nominees, our Board seeks to monitor the mix of specific experiences, qualifications and skills of its members in order to assure that STORE’s Board, as a whole, has the necessary tools to perform its oversight function effectively in light of STORE’s business and structure. Presently, our nine-person board includes four diverse members, including three women and one underrepresented minority.

Once a prospective nominee has been identified, our Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Stockholder-Recommended Director Candidates. A stockholder who desires to recommend a prospective nominee for the Board should notify Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. As set forth in the Company’s bylaws, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day nor later than 5:00 p.m., Arizona time, on the 120th day prior to the first anniversary of the date STORE’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by our Nominating and Corporate Governance Committee as other suggested nominees.

Stockholder-Nominated Director Candidates. Pursuant to our bylaws, stockholders are permitted to nominate directors in accordance with the advance notice provision contained in Article II, Section 11 of our bylaws. Article II, Section 11(a) provides that nominations of individuals for election to our Board may be made at an annual meeting of stockholders by any of our stockholders who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in Section 11(a) and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated. For any nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary and satisfied the other requirements set forth in Article II, Section 11 of our bylaws. To be timely, a stockholder’s notice must be delivered to our principal executive offices (8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255) not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by us no earlier than the 150th day prior to the date of such annual meeting and no later than the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in our bylaws.

Proxy Access Rights

In 2019, we amended our bylaws to adopt a proxy access provision to permit a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include director nominees in STORE’s proxy materials for annual meetings of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the outstanding shares of STORE’s common stock continuously for at least the prior three years;

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control of STORE and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the prior year’s annual meeting).

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through the advanced notice bylaw provisions that a stockholder intends to nominate a director at such meeting. The

8	2021 Proxy Statement

maximum number of director nominees that may be submitted pursuant to these provisions may not exceed the greater of two directors or 20% of the number of directors then serving on our Board (rounding down to the closest whole number). The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Annual Elections of Directors

We do not have a staggered board; our directors are elected each year at the annual meeting of stockholders to hold office until the next annual meeting and until their successors are elected and qualified. Our Nominating and Corporate Governance Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

Policy on Directors Who Fail to Achieve a Majority Vote

Our Corporate Governance Guidelines provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director (without regard to withhold votes or broker non-votes). If a director does not receive a majority vote, the director will promptly, and in any event within ten (10) days from the date of the certification of the election results, tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee will make a recommendation to our Board on whether to accept or reject the resignation, or whether other action should be taken. Our Board will act on the resignation taking into account the recommendation of its Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee, in making its recommendation, and our Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant, including, but not limited to:

•	the stated reasons, if any, why stockholders withheld their votes;

•	possible alternatives for curing the underlying cause of the withheld votes;

•	the director’s tenure, qualifications, and past and expected future contributions to STORE; and

•

the overall composition of our Board, and whether accepting the tendered resignation would cause STORE to fail to meet any applicable rule or regulation, including under NYSE listing requirements and federal securities laws.

When deciding the action to take, our Board may accept or reject the resignation offer or, upon the recommendation of its Nominating and Corporate Governance Committee, decide to pursue alternative actions such as (i) allowing the director to remain on our Board but not be re-nominated to our Board at the end of the current term, (ii) deferring acceptance of the resignation until a replacement director with certain necessary qualifications held by the subject director (for example, audit committee financial expertise) can be identified and elected to our Board, or (iii) deferring acceptance of the resignation if the director can cure the underlying cause of the withheld votes within a specified period of time (for example, if the withheld votes were due to another board directorship, by resigning from that other board). If our Board accepts a director’s resignation offer, then our Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of our Board, in each case pursuant to the applicable provisions of our bylaws as then in effect. If our Board rejects a director’s resignation offer, then such director will continue to serve through the remainder of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal.

The director who tenders his or her resignation will not participate in the recommendation of our Nominating and Corporate Governance Committee or the decision of our Board with respect to his or her resignation; provided, however, that (a) if a majority of the members of our Nominating and Corporate Governance Committee did not receive the vote of at least “the majority of the votes cast,” then the independent directors of our Board (including any who received the vote of at least “the majority of the votes cast” in such election) shall appoint a committee amongst themselves to consider the resignation offers and recommend to our Board whether to accept them, and (b) if three or fewer independent directors received at least “the majority of the votes cast” in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or declining the resignation offers (except that no such director will vote to accept or decline his or her own resignation offer).

Our Board must take action on the resignation within 90 days of the certification of the election results and will publicly disclose its decision and its rationale promptly thereafter.

In addition, pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in his or her principal current employer or principal employment, including any director who is currently an officer or employee of STORE, or other similarly significant change in professional occupation or association, is asked to consider whether his or her resignation is appropriate. Our Board will then determine the action, if any, to be taken with respect to any offer to resign.

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BOARD AND COMMITTEE GOVERNANCE

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. Accordingly, we have structured our corporate governance to align our interests with those of our stockholders, including but not limited to the following:

•

all of our Board members are independent except for our Chief Executive Officer and our Executive Chair, and our independent directors meet in executive sessions presided over by our Lead Independent Director in conjunction with each regularly scheduled Board meeting;

•	each of our committees (other than our Executive Committee) is composed entirely of independent directors;

•	our Lead Independent Director has clearly defined responsibilities and consults on meeting materials, agendas and schedules;

•	we value board refreshment and five of our nine director nominees have joined our Board since the beginning of 2016;

•	we do not have a staggered Board and each director is elected at our annual meeting of stockholders;

•

we have adopted proxy access on market terms, which permits eligible stockholders to submit director nominees for up to 20% of our Board for inclusion in our proxy statement if the eligible stockholder(s) and the nominee(s) meet the requirements in our bylaws;

•	we have opted out of MUTA and, in the future, will not opt in without stockholder approval;

•

we do not maintain a stockholder rights plan, nor will we adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from stockholders within 12 months of adoption of the plan if our Board determines, in the exercise of its duties under applicable law, that it is in our best interest to adopt a stockholder rights plan without the delay of seeking prior stockholder approval; and

•	we value transparency and are a leader in providing detailed disclosures about our business to our stockholders.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we expect that our directors will participate in our annual meetings, absent a valid reason for not doing so. Each of our nine directors attended the 2020 annual meeting of stockholders.

Board Leadership Structure

STORE’s Corporate Governance Guidelines provide our Board with flexibility to select the appropriate leadership structure for our company. In making leadership structure determinations, our Board considers many factors, including the specific needs of the business, corporate governance best practices, succession planning, and the best interests of STORE’s stockholders. Our Board believes it is in the best interests of STORE and our stockholders to retain this flexibility in determining the appropriate leadership structure, recognizing that different structures may be appropriate in different circumstances.

Board Executive Sessions

The non-management members of our Board meet in executive session without management present at the conclusion of each regular Board meeting. During his time as Chairman of the Board, Mr. Fleischer acted as the presiding director over each of these executive sessions. Following the leadership transition described below, Catherine D. Rice, our Lead Independent Director, will now preside over executive sessions.

Board Role in Succession Planning

A key responsibility of our Board is to ensure that STORE has the necessary senior management talent to operate our business and be successful into the future. Our Nominating and Corporate Governance Committee is charged with periodically reviewing with our Board and our Chief Executive Officer the succession plans relating to positions held by executive officers, and making recommendations to our Board with respect to the selection of individuals to occupy those positions. Consistent with its responsibilities, our Nominating and Corporate Governance Committee regularly discusses succession planning with our Chief Executive Officer and reports to our Board regarding those plans.

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Our consistent focus on succession planning resulted in several transitions during 2020, including the promotion of Mary B. Fedewa to the position of President and Chief Operating Officer, and Craig A. Barnett and Tyler S. Maertz, both long-time members of the STORE team, to the positions of Executive Vice President – Underwriting and Portfolio Management and Executive Vice President – Acquisitions, respectively. In addition, in early 2021, we promoted one Vice President to the position of Senior Vice President and three Director-level employees to the position of Vice President, and we announced the anticipated retirement of Catherine Long, our Executive Vice President – Chief Financial Officer, pending the appointment of her replacement.

Leadership Transition in 2021

In the fourth quarter of 2020, in anticipation of the significant transitions involving our founding management team, we formed an ad hoc committee of independent directors, consisting of Messrs. Seadler (Chair), Donovan, Hipp and Smith, and Mses. Kelley and Rice, to oversee senior management succession planning and to make recommendations to the full Board or the appropriate standing Board committees as warranted. Upon the recommendation of our Succession Planning Committee, effective April 15, 2021, our Board created a new leadership structure for STORE. Mr. Volk became our newly appointed Executive Chair upon stepping down as STORE’s Chief Executive Officer; Ms. Fedewa succeeded Mr. Volk as our new Chief Executive Officer; Catherine D. Rice, who has served as a director since 2017, took on our newly created Lead Independent Director role; and Mr. Fleischer, who had served as our non-executive Chairman of the Board since 2011, remained as a director and was granted the honorary title of Chair Emeritus. While this new leadership structure had been discussed and planned for some time, and the Board believes that this new leadership structure is in the best interests of STORE and its stockholders, following the announcement of Ms. Long’s retirement, our Board believed that this leadership structure should be put in place prior to the recruitment of a new chief financial officer. With Mr. Volk in the Executive Chair role, STORE continues to leverage his significant net-lease industry and capital markets expertise and effective working relationship with the Board. Ms. Fedewa is a co-founder of STORE with over 20 years’ experience in the net-lease industry. Ms. Fedewa became President and Chief Operating Officer in September 2020 having served as Chief Operating Officer since October 2017. In her new role as Chief Executive Officer, Ms. Fedewa will also benefit from and build upon her long-standing relationship with our Board while focusing on developing and implementing STORE’s business initiatives. In a Lead Independent Director role with clearly defined responsibilities, Ms. Rice continues to ensure robust independent oversight of the company by our Board. Our Board is confident that STORE has the right team to lead STORE through the next phase of its growth as a multi-generational company.

Lead Independent Director Role

In her role as Lead Independent Director, Ms. Rice has clearly defined duties as set forth in our Corporate Governance Guidelines, including:

•	calling, setting the agenda for and chairing periodic executive sessions of the independent directors;

•	consulting on, in consultation with the Executive Chair and the Chief Executive Officer, the agendas for meetings of the Board; and

•	serving as a non-exclusive liaison between the management directors and the independent directors.

Our Board believes that its leadership structure is well-aligned with the current needs of STORE and its stockholders. Mr. Volk’s extensive experience and established relationships with STORE’s directors and other stakeholders will enable him to lead our Board in overseeing the company through the transition to a new Chief Executive Officer. Ms. Rice will leverage her extensive business experience and leadership to ensure continued independent oversight of management by the independent directors

Board Role in Risk Oversight

Our Board oversees the proper safeguarding of our corporate assets, the maintenance of appropriate financial and other internal controls and STORE’s compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is our Board’s understanding and oversight of a company-wide approach to risk management that is carried out by our senior leadership team. Our Board determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by our senior leadership team to manage those risks. Our Board’s committees assist in discharging our Board’s risk oversight role by overseeing the subject matter responsibilities outlined below. Our Board retains full oversight responsibility for all subject matters not assigned to a committee. In fulfilling its risk management responsibilities, our Board recognizes that it is neither possible nor prudent to eliminate all risk and that purposeful and appropriate risk taking is essential for STORE to be competitive in its industry and to achieve our long-term strategic objectives. In performing its oversight responsibilities, our Board and its committees review policies and guidelines that senior management uses to manage STORE’s exposure to material categories of risk. As these issues sometimes overlap, committees address certain issues at the full Board level.

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In addition, our Board oversees STORE’s cyber risk management program. In order to respond to the threat of security breaches and cyber-attacks, we have developed a program, under the leadership of our Senior Vice President of Information Technology, that is designed to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, STORE. This program also includes a cyber-incident response plan. Our Audit Committee, which is tasked with oversight of certain risk issues, receives periodic reports, and regularly briefs the full Board, on these matters, and the full Board also receives periodic briefings on cybersecurity threats in order to enhance our directors’ literacy on and awareness of cybersecurity issues.

Committee	Risk Oversight Focus Areas
Audit Committee

•   Oversees risks related to STORE’s financial statements, the financial reporting process and accounting and legal matters, including related party transactions and other conflicts of interest situations. Also oversees STORE’s internal audit function.

•   Periodically receives reports on and discusses governance of STORE’s risk management processes and reviews significant risks and exposures, including those related to information technology and cybersecurity, identified by management, the internal auditors or the independent registered public accounting firm (whether financial, operational or otherwise), and management’s actions to address them.

Compensation Committee

•   Evaluates the risks and rewards associated with STORE’s compensation philosophy and programs.

•   Reviews and approves compensation programs with features that incentivize performance through individual and corporate goals while discouraging risky behaviors.

Nominating and Corporate Governance Committee

•   Oversees STORE’s governance practices, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, director selection and nomination processes and Board and committee evaluations.

•   Oversees STORE’s position and activities in furtherance of our corporate responsibility, including reviewing and recommending appropriate environmental stewardship and social responsibility goals, policies and practices and reviewing and monitoring key performance metrics relating to environmental stewardship and social responsibility matters.

Investment Committee

•   Oversees STORE’s real estate investments and generally has approval authority over investments of a certain size, as specified in our underwriting guidelines (as updated from time to time), and investments that would cause an industry concentration limit (as specified in our underwriting guidelines) to be exceeded.

In establishing our Board’s current leadership structure, risk oversight was one factor among many considered by our Board, and our Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. Our Board regularly reviews its leadership structure and evaluates whether it, and our Board as a whole, is functioning effectively. If, in the future, our Board believes that a change in its leadership structure is required to, or potentially could, improve our Board’s risk oversight function, it may make any change it deems appropriate.

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Committees and Meetings of the Board

During the year ended December 31, 2020, our full Board met nine times. Eight of our nine directors attended 100% of our Board meetings (with one director missing a single, special meeting) and each director attended at least 93% of the aggregate total number of Board meetings and the total number of meetings held by all standing committees on which he or she served that were held during the year ended December 31, 2020 and that were held while such person was a director of STORE or a member of such committee. Our Board has five standing committees: our Audit Committee, our Compensation Committee, our Nominating and Corporate Governance Committee, our Investment Committee and our Executive Committee. The charters of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are available on our investor relations website at http://ir.storecapital.com. Our Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee Number of Meetings Held in 2020: 6

Members	Independence(1)	Primary Responsibilities of the Committee
Joseph M. Donovan (Chair)(2) William F. Hipp(2) Catherine D. Rice(2)	✔ ✔ ✔

•   reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;

•   reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•   selecting and determining the compensation of our independent registered public accounting firm;

•   establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

•   reviewing and overseeing our independent registered public accounting firm.

(1)

Each member of our Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and meets the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our Corporate Governance Guidelines.

(2)	Our Board has determined that Messrs. Donovan and Hipp and Ms. Rice each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee Number of Meetings Held in 2020: 7

Members	Independence(1)	Primary Responsibilities of the Committee
Quentin P. Smith, Jr. (Chair) Morton H. Fleischer Einar A. Seadler	✔ ✔ ✔

•   approving goals (both individual and corporate) and objectives relevant to the compensation of our key executives; evaluating the performance of these executives in light of those goals and objectives; and determining the compensation of these executives based on that evaluation;

•   reviewing and approving director compensation;

•   reviewing and approving overall compensation programs;

•   administering our incentive compensation and equity-based plans; and

•   as necessary, engaging an independent compensation consultant to assist with the structure of our director and executive compensation programs.

(1)

Each member of our Compensation Committee meets the independence requirements of the NYSE and our Corporate Governance Guidelines and qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act.

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Nominating and Corporate Governance Committee Number of Meetings Held in 2020: 6

Members	Independence(1)	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Tawn Kelley Quentin P. Smith, Jr.	✔ ✔ ✔

•   identifying individuals qualified to become members of our Board and recommending director nominees and members of our Board for committee assignment;

•   developing and recommending to our Board corporate governance guidelines;

•   overseeing the evaluation of our Board and its committees; and

•   providing assistance to our Board in reviewing and approving STORE’s activities, goals and policies concerning environmental stewardship, social responsibility and corporate governance matters, commonly referred to as ESG.

(1)	Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE and our Corporate Governance Guidelines.

Investment Committee Number of Meetings Held in 2020: 7

Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Joseph M. Donovan William F. Hipp Catherine D. Rice	✔ ✔ ✔ ✔

•   reviewing property acquisitions for tenant relationships above a certain size, and evaluating these acquisitions in accordance with STORE’s investment guidelines; and

•   approving or declining proposed property acquisitions based on its assessment of the overall quality of the transaction and whether it believes the transaction is in the best interests of STORE and its stockholders.

Executive Committee Meetings Held in 2020: Two

Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair) Christopher H. Volk Quentin P. Smith, Jr.	✔ ✘ ✔

•   acting on behalf of our Board during intervals between regularly scheduled Board meetings; and

•   exercising all powers of our Board, except as otherwise provided by law and our bylaws and consistent with the authority which has been delegated to our Executive Committee by our Board.

As noted above, in the fourth quarter of 2020 we formed an ad hoc committee of directors, consisting of Messrs. Seadler (Chair), Donovan, Hipp, and Smith, and Mses. Kelley and Rice, to oversee senior management succession planning and to make recommendations to the full Board or the appropriate Board standing committees as warranted. This committee meets on an as-needed basis.

Changes in Committee Composition

In connection with the appointment of Tawn Kelley to our Board, effective February 13, 2020, our Nominating and Corporate Governance Committee recommended, and our Board approved, the appointment of Ms. Kelley to serve on our Nominating and Corporate Governance Committee and the appointment of Ms. Rice to serve on our Investment Committee.

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Communication with the Board

Stockholders and other interested parties who desire to contact our Board, a particular Board committee, a particular group of directors (e.g., our independent directors), or individual members of our Board, including our Executive Chair or Lead Independent Director, may do so electronically by email at CorporateSecretary@storecapital.com, or by mail addressed to the named individual, the committee, the group, or our Board as a whole c/o Chad A. Freed, Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. In general, any communication delivered to us for forwarding to our Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

ADDITIONAL CORPORATE GOVERNANCE FEATURES

Stockholder Authority to Amend Bylaws

At our 2019 annual meeting of stockholders, a supermajority of our stockholders, representing approximately 72% of the votes cast on the proposal, approved an amendment to our bylaws that allows stockholders to amend STORE’s bylaws by a majority vote of the outstanding shares entitled to be cast on the matter, pursuant to a binding proposal submitted for approval at a duly called annual meeting or special meeting of stockholders. Under this amendment as approved by our stockholders, such a binding proposal must (a) be submitted by a stockholder, or group of up to 20 stockholders, (i) owning at least 3% of STORE’s outstanding common stock continuously for at least the prior three years, and (ii) satisfying certain eligibility, procedural and disclosure requirements set forth in Sections 3 and 11 of Article II of our bylaws, and (b) not seek to alter or repeal (i) Article XII of the bylaws, which provides for indemnification and advancement of expenses for STORE’s directors and officers, (ii) Article XIV of the bylaws, which provides an exclusive forum for certain litigation, or (iii) Article XV, which addresses procedures for amendment of the bylaws, without the approval of our Board.

Stockholder Engagement

Over the years, we have developed our stockholder engagement program as a means to provide continuous and meaningful interaction with our stockholders. We engage with our stockholders through a multi-pronged program pursuant to which we seek input, address questions and concerns, and provide perspective on STORE’s policies and practices to our stockholders throughout the entire year. In developing our approach to stockholder engagement, our principal goal is to develop strong relationships with our key stockholders that will allow us to understand those issues that are most meaningful to them, thereby giving us insight into stockholder support of any initiatives and strategies that we propose to implement in furtherance of our long-term growth, improved governance or other matters. We recognize that stockholders are the owners of STORE and we use every component of the engagement effort to provide stockholders with detailed disclosures about our business and our thoughts on relevant issues, including the rationale for our corporate strategy.

The five components of our stockholder engagement program are:

•

Direct Engagement. Each year we seek to engage with our significant stockholders on matters related to our business, corporate governance or other matters that they may wish to discuss. These engagements consist of focused, one-on-one meetings (in person or via teleconference or videoconference) between stockholders and our management that are designed to give our institutional stockholders an opportunity to better understand our company so that they may speak directly with management regarding any concerns they have, as well as fulfill their own fiduciary duties to their own investors. To make these meetings most productive for our investors’ governance teams, we will seek to set meeting times well in advance and provide advance materials covering the primary topics of discussion, thus ensuring that stockholder participants will have the opportunity and information to prepare and engage in meaningful dialogue.

•

Biennial Investor Day. We periodically host Investor Day events. At these events, our senior executives and acquisition team members provide market commentary, as well as investment and portfolio management case-studies and other informative insights. We design our Investor Days to provide stockholders a view of our long-term outlook and strategy. These events draw institutional equity and fixed income investors, as well as analysts who generally publish their observations. As necessary, highlights of the presentations are also filed with the SEC in a Form 8-K and made available to all stockholders.

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•

Virtual Stockholder Meeting. We conduct each annual meeting as a “virtual meeting,” allowing our stockholders to join remotely from anywhere with an Internet connection. Our virtual meeting platform empowers stockholders to submit questions to our Board and management team, who are then able to thoughtfully review and respond to those questions in an organized manner. We remain very sensitive to concerns regarding virtual meetings generally from investor advisory groups and other stockholder rights advocates, who have suggested that virtual meetings may diminish stockholder voice or reduce accountability. Accordingly, we have designed this virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the online format allows stockholders to communicate with us in advance of, and during, the meeting so they can ask questions of our Board or management. During the live question-and-answer session of the meeting, we answer questions as they come in and address those asked in advance, as time permits. We have committed to publishing and answering each question received following the meeting. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on our investor relations site. We have continued to receive positive support from larger stockholders who have indicated the virtual format is beneficial and appropriate in the context of our broader direct outreach program, our geographic location, which is far removed from the offices of our principal investors, and the limitations on physical meetings resulting from the COVID-19 pandemic.

Virtual stockholder meetings also offer other benefits. We avoid the time, effort and elevated expenses of organizing physical meetings which historically have been attended by only a few stockholders; our stockholders who wish to attend our annual meeting do not need to incur travel and other costs to do so; and we reduce the environmental impact our annual meetings have by cutting transport and related carbon emissions, paper materials and other negative impacts necessarily a part of a physical meeting. Our virtual meeting platform also allows us to better track attendance and more easily verify the identity of our stockholders. We believe these factors allow us to conduct our annual meetings in a manner that is more meaningful to us and our stockholders.

•

Annual Letter to Stockholders. On an annual basis, our Chief Executive Officer publishes a letter to our stockholders. In this letter, Mr. Volk provides insights into our financial performance, the foundational elements of our business, the long-term strategies that we follow and the value that we provide to our customers. The annual letter is announced via press release in concert with the filing of STORE’s Annual Report on Form 10-K with the SEC and is available on our investor relations website.

•

Quarterly Investor Presentation. Each quarter, together with the filing of our earnings release, we prepare and file a comprehensive investor presentation that provides detailed information regarding our corporate strategy, financial results, investment portfolio statistics and other key metrics regarding our business. We update this presentation each quarter, file it with the SEC and make it available on our investor relations website.

We supplement these efforts throughout the year through post-earnings communications, participation at industry and investor conferences and general availability to respond to investor inquiries. We believe this multi-pronged approach to stockholder engagement allows us to maintain meaningful interaction with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms and individual investors. We expect the widespread adoption and use of virtual technology in place of in-person meetings resulting from the COVID-19 pandemic to continue into the future, and thus expect the number of interactions with our investors to increase over time.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Our Board considers it inappropriate for any director, officer or employee to enter into speculative transactions in STORE securities, as well as transactions that, while allowing the holder to own STORE securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of other stockholders. Our Corporate Governance Guidelines accordingly prohibit the purchase or sale of puts, calls, options or other derivative securities based on STORE securities by directors, officers or employees. These guidelines also prohibit hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying security without all the risks or rewards of ownership. Under the terms of our insider trading policy, our directors and executive officers are additionally prohibited from engaging in short sales of our common stock, from purchasing securities on margin or, except with the prior written consent of our Chief Compliance Officer, pledging securities as collateral for a loan or other arrangement.

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Stock Ownership Guidelines Applicable to Executive Officers and Outside Directors

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. As such, we maintain a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Position	Minimum Equity Ownership Requirement
Chief Executive Officer	6x annual base salary
Chief Operating Officer / Executive Vice President	3x annual base salary
Outside Director	5x annual cash fees

Calculation of required ownership levels. These required stock ownership levels are based on the annual base salary or annual cash fees payable to an executive officer or outside director, as applicable, as of the date such person becomes subject to the stock ownership guidelines and the average closing sale price of STORE’s common stock for the 60 trading days following such date. The requirement is determined on an individual basis, first in dollars as a multiple of the person’s annual base salary or annual cash fees, as applicable, and then by converting such amount to a fixed number of shares. Once established, a person’s requirement will not change due to changes in his or her base salary or annual cash director fees or fluctuations in STORE’s stock price and will only change in connection with an appointment to a different executive position.

Eligible equity. Each person may count toward his or her ownership requirement shares owned directly, including restricted stock and shares deliverable upon settlement of restricted stock units the performance period for which has been completed (but not restricted stock units still subject to the achievement of performance goals), and shares owned indirectly, provided the person has an economic interest in the shares. Stock options and outstanding performance-based awards do not count toward the requirement.

Satisfying the requirement. Each person subject to the policy has five years to satisfy his or her applicable ownership requirement after becoming subject to the policy or following a change in the person’s ownership requirement. If a person does not satisfy the specified ownership levels when the applicable transition period ends, our stock ownership policy does not require the person to purchase shares in the open market but does require that person to retain 100% of any shares then held and any shares subsequently acquired pursuant to any equity grants (after the payment of any applicable exercise costs and taxes) until the minimum ownership requirement is satisfied. As of December 31 2020, all of our directors and executive officers were in compliance with our stock ownership policy.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that apply to all of our directors, officers and employees. Current versions of these corporate governance documents are available free of charge on STORE’s investor relations website at http://ir.storecapital.com and in print to any stockholder who requests copies by contacting Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. We will promptly disclose to our stockholders, if required by applicable law or NYSE rules and regulations, any amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.storecapital.com, rather than by filing a Form 8-K.

Management of Our Human Capital

Our Board, through the oversight of our Nominating and Corporate Governance Committee, and our senior management believe that to continue to deliver strong financial results, we must execute on a human capital strategy that prioritizes, among other things: (i) establishing a work environment that attracts, develops and retains top talent; (ii) affording our employees an engaging work experience that allows for career development and opportunities for meaningful civic involvement; (iii) providing compensation and benefits that reward outstanding performance; (iv) engaging with, and obtaining feedback from, our employees on their workplace experiences; (v) enabling every employee at every level to be treated with dignity and respect, to be free from discrimination and harassment, and to devote their full attention and best efforts to performing their job to the best of their respective abilities; and (vi) communicating with our Board on key topics, including executive succession planning.

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As part of our efforts to achieve these priorities:

•

We seek to foster a diverse and vibrant workplace of individuals who possess a broad range of experiences, backgrounds and skills. At the management level, 33% of our Board members, 33% of our executive officers (including Mary B. Fedewa, our President and Chief Operating Officer, and Catherine Long, our Executive Vice President – Chief Financial Officer), and 56% of our officers at the level of Senior Vice President and above are women.

•

We empower our employees through employee-run engagement committees that develop and influence new employee onboarding, personal growth and professional development programs, STORE social and team-building events, and health and wellness programs. During the pendency of the COVID-19 pandemic, the health and safety of our employees has taken on particular importance; among other things, we immediately implemented a company-wide work from home policy, which remains in effect, and ensured each employee had access to the necessary tools to work remotely and remain in communication with all other employees.

•

We actively support charitable organizations that promote education, environmentally sustainable practices and social well-being and we encourage our employees to personally volunteer with organizations that are meaningful to them. For example, we proudly sponsor local charities such as the Juvenile Diabetes Research Foundation and our employees volunteer in local charitable organizations such as Arizona Helping Hands and the Society of St. Vincent de Paul.

•

We seek to identify future leaders and equip them with the tools for management roles within our company. Our Board periodically reviews with our President and Chief Executive Officer the identity, skills and characteristics of those persons who could succeed to senior and executive management team positions.

As a result of our succession planning efforts and focus, we believe that we have a deep bench of men and women who are collectively fully capable of professionally operating our business and fulfilling the STORE vision.

Management of Our Environmental Impact

STORE is a net-lease REIT. We acquire single-tenant operational real estate (or profit center properties) from business owners, and then lease the properties back to the business owners under long-term net-leases, substantially all of which are triple-net. Under a triple-net lease, the tenant is solely responsible for operating the business conducted in the building subject to the lease, keeping the building in good order and repair, remodeling and updating the building as it deems appropriate to maximize business value, and paying the insurance, property taxes and other property-related expenses. Under the triple-net lease model, therefore, it is the customer, and not STORE, that controls energy, water usage and waste and recycling practices and decides when and how to implement environmentally sustainable practices at a given property.

While we do not control the business operations at our properties, as the property owner, we nevertheless recognize that the operation of commercial real estate assets can have a meaningful impact on the environment—particularly with respect to resource consumption and waste generation—and on the health of building occupants. We also understand that, even though STORE’s business is not directly carbon-intensive, as virtually all the properties we own are operated by our tenants under triple-net (Scope 3) leases, our tenants do present climate risk through the operation of their businesses. We are therefore committed to environmental sustainability and the mitigation of the environmental risks presented by our tenants’ businesses as we continue to grow our property portfolio. This commitment reflects the fact that the properties we acquire are subject to both state and federal environmental regulations, but, more importantly, it aligns with our belief that being conscious of, and seeking to address and manage environmental risks within our control, and supporting our customers to do the same in their businesses, plays a central role in building and sustaining successful enterprises and is material to the success of our own business.

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DIRECTOR COMPENSATION

2020 Director Compensation

The following tables sets forth the elements of our director compensation program in effect in 2020:

Compensation Element	Position	2020

Annual Cash Fees:	Non-Executive Chairman:	$200,000

	Other Non-Employee Directors:	$65,000

Annual Equity Grant:	Non-Executive Chairman:	$200,000 in restricted stock that vests over four years

	Other Non-Employee Directors:	$100,000 in restricted stock that vests at the end of their one-year term

Board and Committee Meeting Fees:	All Non-Employee Directors:	None

Committee Chair Fee:	Audit:	$20,000

	Compensation:	$15,000

	Nominating and Corporate Governance:	$12,500

Under our director compensation program, in 2020, Mr. Fleischer, as STORE’s non-executive Chairman of the Board, received cash fees of $200,000 and a grant of restricted stock having a value of $200,000 at grant that vests over four years. In 2020, our other non-employee directors each received cash fees of $65,000 (with the exception of Ms. Kelley, who received a prorated amount of her $65,000 annual cash retainer calculated based on the date she joined the Board in February 2020) and a grant of restricted stock in May 2020 having a value of $100,000 at grant that vests at the end of their one-year term (with the exception of Ms. Kelley, who also received a prorated grant at the date she joined the Board in February 2020).

In 2020, Messrs. Donovan and Smith also received additional cash fees of $20,000 and $15,000 for their service as the chairs of our Audit Committee and Compensation Committee, respectively. Mr. Fleischer does not receive additional fees for his service as the chair of the Nominating and Corporate Governance Committee. If, in the future, a non-employee director other than Mr. Fleischer serves as chair of our Nominating and Corporate Governance Committee, that person would receive additional cash fees pursuant to the director compensation program as then in effect. All cash fees are paid in quarterly installments in arrears over the calendar year.

The annual cash retainers are payable in four equal installments on the first business day of each quarter in arrears of service for the preceding quarter. The annual equity grant is made for prospective service, at the time of STORE’s annual meeting of stockholders, for the upcoming one-year term, except for the grant to Mr. Fleischer, which has historically been made in February of each year.

The following table shows the compensation paid to the non-employee directors who served on our Board during 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Morton H. Fleischer	200,000	199,998	399,998
Joseph M. Donovan	85,000	100,006	185,006
William F. Hipp	65,000	100,006	165,006
Tawn Kelley	57,417	128,970	186,387
Catherine D. Rice	65,000	100,006	165,006
Einar A. Seadler(3)	67,094	100,006	167,100
Quentin P. Smith, Jr.	80,000	100,006	180,006

(1)

All stock award amounts in this column reflect the aggregate grant date fair value of restricted stock calculated in accordance with FASB ASC Topic 718. For each director other than Mr. Fleischer, the number of shares of restricted stock granted in May 2020 was determined by dividing the grant date value of the award, $100,000, by $20.13 (the closing price of our common stock on May 28, 2020, the date of the grant), rounded down to the nearest whole share. Ms. Kelley’s total includes an additional $28,964 reflecting the prorated grant she received at the date she joined our Board in February 2020.

2021 Proxy Statement	19

For Mr. Fleischer, the number of shares of restricted stock granted was determined by dividing the grant date value of the award, $200,000, by $39.30 (the closing price of our common stock on February 13, 2020, the date of the grant), rounded down to the nearest whole share.

(2)	As of December 31, 2020, our independent directors had the following aggregate numbers of unvested stock awards outstanding:

Name	Unvested Stock Awards
Morton H. Fleischer	16,111
Joseph M. Donovan	4,968
William F. Hipp	4,968
Tawn Kelley	4,968
Catherine D. Rice	4,968
Einar A. Seadler	4,968
Quentin P. Smith, Jr.	4,968

(3)

Mr. Seadler was appointed Chair of the ad hoc committee of directors that was established to oversee senior management succession planning and will receive cash fees of $12,500 annually for serving in that role. His total includes $2,094, which reflects the prorated fees earned for the portion of 2020 following the establishment of the committee in the fourth quarter of 2020.

Changes to Director Compensation for 2021

Our Compensation Committee periodically reviews the compensation of our non-employee directors and recommends changes to our Board when it deems appropriate. In 2020, our Compensation Committee engaged Korn Ferry Hay Group, Inc. (“Korn Ferry”) to review our existing director compensation program, as the program had last been evaluated in 2018. Korn Ferry provided our Compensation Committee with market data and made recommendations with respect to compensation mix and levels. Our Board, based on the recommendation of its Compensation Committee following consultation with Korn Ferry, modified our non-employee director compensation program, effective January 1, 2021, as follows:

Compensation Element	2020 Pay Levels	2021 Pay Levels
All Board Members:
Annual Cash Retainer	$65,000	$85,000
Annual Equity Award	$100,000	$130,000
Committee Chair Retainers:
Audit	$20,000	$20,000
Compensation	$15,000	$15,000
Nominating and Corporate Governance	$12,500	$12,500
Non-Executive Chairman of the Board:
Additional Cash Retainer	$135,000	$115,000
Additional Equity Retainer	$100,000	$70,000
Lead Independent Director:
Additional Cash Retainer	N/A	$32,500

Following the leadership transition in 2021 described above, the fees payable to Mr. Fleischer for his previous service as non-executive Chairman of the Board will be appropriately adjusted. To date, Mr. Fleischer has not received a retainer for his service as Chair of our Nominating and Corporate Governance Committee.

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

Independence Determinations

Under the corporate governance listing standards of the NYSE and our Corporate Governance Guidelines, our Board must consist of a majority of independent directors. In making independence determinations, our Board observes NYSE and SEC criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

•	the director must not have a disqualifying relationship, as defined in the NYSE standards; and

•

our Board must affirmatively determine that the director otherwise has no material relationship with STORE directly, or as an officer, stockholder or partner of an organization that has a relationship with STORE.

20	2021 Proxy Statement

Our Board, through its Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director and director nominee may have with STORE. As a result of its annual review, our Board has determined that none of the following director nominees has a material relationship with STORE and, as a result, such director nominees are independent: Joseph M. Donovan, Morton H. Fleischer, William F. Hipp, Tawn Kelley, Catherine D. Rice, Einar A. Seadler and Quentin P. Smith, Jr.

Christopher H. Volk, who serves as STORE’s Executive Chair, and Mary B. Fedewa, who serves as STORE’s President and Chief Executive Officer, are executive officers of STORE and are therefore not independent directors.

All of the directors who serve as members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent as required by the NYSE corporate governance rules. Under these rules, our Audit Committee members also satisfy a separate SEC independence requirement and our Compensation Committee members also satisfy an additional NYSE independence requirement.

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related parties (our “Related Person Policy”). Our Related Person Policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K under the Securities Act of 1933, as amended) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to STORE (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of our Related Person Policy), our Chief Compliance Officer will report the transaction to our Audit Committee for its approval. No related party transaction will be executed without the approval or ratification of our Audit Committee. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. Our Audit Committee will consider all relevant facts and circumstances when deliberating on such transactions, including whether such transactions are in, or not inconsistent with, the best interests of STORE and its stockholders.

The following is a summary of related party transactions since January 1, 2020. The related party transactions listed below were all approved by our Audit Committee and/or our Board.

•

We are a party to indemnification agreements with our directors and certain members of management. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under securities laws may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

•

Following a competitive bidding process conducted in the fall of 2018, we selected Berkshire Hathaway Specialty Insurance Company (“BHSIC”) to provide our primary layer of directors and officers liability insurance. For the policy period of December 31, 2020 through December 31, 2021, we paid a premium of $198,165 for such policy. In addition, we selected BHSIC to provide our employment practices liability insurance for the period of December 31, 2020 through December 31, 2021, and paid an additional premium of $12,000 for such policy. As of December 31, 2020, Berkshire Hathaway Inc., the parent company of BHSIC, beneficially owned approximately 9.2% of our outstanding common stock.

2021 Proxy Statement	21

EXECUTIVE COMPENSATION

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

•	Voting recommendation:

“FOR” the advisory vote to approve the compensation of our named executive officers. Our Compensation Committee takes very seriously its role in the governance of STORE’s compensation programs and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the results of this proposal.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, we request that our stockholders cast an annual non-binding, advisory vote to approve the compensation of STORE’s named executive officers (our “Named Executive Officers” or “NEOs”) identified in the “Compensation Discussion and Analysis” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and STORE’s performance.

This say-on-pay vote is merely advisory and will not be binding upon STORE, our Board or our Compensation Committee, nor will it create or imply any change in the duties of STORE, our Board or our Compensation Committee with respect to our executive compensation plans, programs or practices. Our Compensation Committee will, however, take into account the outcome of this vote when considering future executive compensation decisions. Our Board values constructive dialogue on executive compensation and other significant governance topics with STORE’s stockholders and encourages all stockholders to vote their shares on this important matter.

Board Recommendation

Our Board recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of STORE’s named executive officers as disclosed in this Proxy Statement.

22	2021 Proxy Statement

EXECUTIVE OFFICERS

Set forth below is biographical information with respect to each of our executive officers as of the date of this Proxy Statement, except Mr. Volk, STORE’s Executive Chair, and Ms. Fedewa, STORE’s President and Chief Executive Officer. Mr. Volk and Ms. Fedewa also serve as directors on our Board and their respective biographical information is set forth above in the section titled “Governance—Proposal No. 1—Election of Directors—2021 Director Nominees.”

Craig A. Barnett Age: 44

Officer Since: 2020 Years at STORE: 10	Mr. Barnett has served as our Executive Vice President – Underwriting and Portfolio Management since September 2020. Prior to his appointment, Mr. Barnett served in various leadership roles at STORE for nearly 10 years, most recently as Senior Vice President of Portfolio Management. Since joining STORE as a senior underwriter in 2011, Mr. Barnett has played an integral role in growing STORE’s transaction volume to over $9.0 billion. Mr. Barnett has nearly 20 years of broad-based commercial real estate and REIT experience, including portfolio and investment management, capital transactions, investment analysis, underwriting and valuation. Prior to joining STORE, he was a Vice President of Franchise Capital Advisors and held leadership positions at GE Capital and Franchise Finance Corporation of America. Mr. Barnett received a B.S. in Finance from Arizona State University’s W.P. Carey School of Business.

Chad A. Freed Age: 47

Officer Since: 2019 Years at STORE: 1+	Mr. Freed joined STORE in August 2019 and has served as our Executive Vice President – General Counsel, Chief Compliance Officer and Secretary since that time. Prior to joining STORE, Mr. Freed served as the General Counsel, Executive Vice President of Corporate Development of Universal Technical Institute, Inc. (NYSE:UTI), an education company, from June 2015 to August 2019. Mr. Freed previously served as UTI’s General Counsel, Senior Vice President of Business Development from March 2009 to June 2015, as Senior Vice President, General Counsel from February 2005 to March 2009 and as inside legal counsel and Corporate Secretary since March 2004. Prior to joining UTI, Mr. Freed was a Senior Associate in the Corporate Finance and Securities department at Bryan Cave LLP. Mr. Freed received his Juris Doctor from Tulane University and a B.S. in International Business and French from Pennsylvania State University.

Catherine Long Age: 64

Officer Since: 2011 Years at STORE: 10

Ms. Long was one of STORE’s founders in May 2011 and has served as our Executive Vice President – Chief Financial Officer, Treasurer and Assistant Secretary since STORE’s inception. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding STORE, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA’s Principal Accounting Officer and actively participated in FFCA’s real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. Ms. Long also serves on the board of directors and audit committee of Oaktree Real Estate Income Trust, Inc., a non-traded, externally-managed REIT, formed to invest in income-producing commercial real estate assets and debt, primarily in the office, multifamily and industrial sectors. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.

Ms. Long has announced that she intends to retire from her positions with STORE in 2021 following our appointment of a successor, and we have engaged an executive search firm to aid our search for a new chief financial officer.

Tyler S. Maertz Age: 42

Officer Since: 2020 Years at STORE: 10	Mr. Maertz has served as our Executive Vice President – Acquisitions since September 2020. Prior to his appointment, Mr. Maertz served in various capacities at STORE, having joined STORE shortly after inception as the initial member of our direct acquisitions team, most recently as Senior Managing Director—Western Territory. Mr. Maertz served in various positions with GE Capital for 11 years prior to joining STORE, including as a member of the sales team at GE Franchise Finance, actively managing the customer relationships for a portfolio of assets approaching $1 billion, and leading the Financial Planning & Analysis group at GE Franchise Finance. Mr. Maertz graduated with honors from GE’s Financial Management Program, a renowned leadership training program. Mr. Maertz received a Bachelor of Business Administration degree in Finance & Accounting from the University of Notre Dame and an M.B.A. from Arizona State University’s W.P. Carey School of Business, and is a CFA charterholder.

2021 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS	24
Executive Summary	24
Response to Advisory Vote on Executive Compensation	27
Compensation Philosophy and Objectives	28
How We Determine Compensation	28
Elements of 2020 Compensation	30
Results of 2018 Performance-Based RSU Grants	37

In this section, we describe the material components of our executive compensation program for our Named Executive Officers, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why our Compensation Committee arrived at the specific compensation decisions involving our NEOs for the 2020 fiscal year.

For 2020, our NEOs were:

Named Executive Officer	Title as of December 31, 2020
Christopher H. Volk	Chief Executive Officer(1)
Mary B. Fedewa	President and Chief Operating Officer(2)
Catherine Long	Executive Vice President – Chief Financial Officer and Treasurer
Chad A. Freed	Executive Vice President – General Counsel, Chief Compliance Officer and Secretary
Tyler S. Maertz	Executive Vice President – Acquisitions(3)
Andrew L. Rosivach	Former Executive Vice President – Chief Credit Officer(4)

(1)	Mr. Volk became Executive Chair, effective April 15, 2021.

(2)	Ms. Fedewa was promoted to President and Chief Executive Officer, effective April 15, 2021.

(3)	Mr. Maertz was promoted to Executive Vice President – Acquisitions, effective October 1, 2020.

(4)	Mr. Rosivach’s employment with STORE terminated, effective October 10, 2020.

The discussion that follows will focus on the compensation of our continuing NEOs.

Executive Summary

Business Highlights

Our Business. We are an internally managed net-lease REIT, and a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. We are one of the largest and fastest-growing net-lease REITs and own a well-diversified portfolio that consists of investments in 2,634 profit center property locations operated by 519 customers across the United States. Our customers operate across a wide variety of industries within the service, retail and manufacturing sectors of the U.S. economy, with restaurants, early childhood education, health clubs, metal fabrication and automotive repair and maintenance representing the top industries in our portfolio.

24	2021 Proxy Statement

2020 Performance and the Impact of the COVID-19 Pandemic. We began our 2020 fiscal year projecting a continuation of the strong operating performance that we experienced over the previous five years. The COVID-19 pandemic impacted our business through government mandated limits (i.e., required closings or limits on operations, social distancing requirements and restrictions on travel) imposed on our customers’ businesses and continuing public perceptions regarding safety, which impacted our customers’ ability to pay their rent to us. Our executive management team reacted swiftly to this fluid environment, slowing our acquisition activities and drawing on our credit facility to ensure liquidity; focusing our efforts on collecting rent from our tenants; and working directly with our tenants in highly impacted industries to help them meet their rent payment obligations to us, all while instituting an immediate and seamless transition of our workforce to a fully-remote working environment.

In a normal economic environment, we typically collect substantially all our contractual base rent and interest from our customers each month. When the COVID-19 pandemic forced widescale business closures in March 2020, our cash rent recollections began to drop, from nearly 100% in March 2020 to 64% in May 2020. We quickly developed, and engaged directly with a substantial number of our tenants in highly impacted industries on, short-term rent deferral arrangements, including a structured rent relief program under which we allowed tenants to defer a portion of their rent, with repayment primarily structured through short-term, interest-bearing notes. These efforts allowed our customers to avoid lease defaults while giving their businesses time to recover and providing us the ability to continue to receive our contractual base rent and interest. After the substantial drop in our cash rent collections through May 2020, our contractual rent receipts began to slowly rebound, ultimately reaching 90% for the fourth quarter of 2020, by which time nearly all our portfolio properties were open for business. We also began to collect amounts due on the deferral notes (which had the effect, for example, of increasing our May cash rent collections to 70% by year end). While unpredictable factors remain that may impact our business going forward – and our executive management team continues to closely monitor these factors, including the duration and scope of the pandemic; governmental, business and individuals’ actions in response to the pandemic; and the pandemic’s overall impact on economic activity and consumer spending – we expect our cash rent collections percentage to continue to improve in 2021, and we also expect to collect a substantial portion of the rent that our highly impacted customers deferred in 2020.

Despite the challenges presented by the COVID-19 pandemic, our NEOs and other senior management delivered strong, focused leadership throughout this difficult year, succeeding throughout 2020 in proving out the STORE business model:

•	Our focus on the large market for profit center real estate allowed us to be selective in our acquisitions and to direct our efforts at vital industries that can withstand severe business shocks;

•

Our customer-centric approach, which involves direct engagement with tenants and requires, as part of every lease, the collection and analysis of our customers’ financial statements, enabled us to understand the needs of our customers and to develop relationship-driven solutions to guide them through the pandemic while ensuring that their rental obligations to us could be satisfied;

•

Our pervasive use of master lease contracts, which provide for strong rent coverages, annual lease escalations and tenant alignments of interest (such as parent company recourse, guarantees and cross-defaults), continued to give us the flexibility to work with tenants in need while putting us in a position to successfully enforce our right to receive contractual rent payments; and

•

Our discipline in continuing to pay less than replacement cost for the properties we acquire, and in obtaining initial cap rates in excess of those that might be demanded in the brokered marketplace, ensured that we maintained our margins of safety.

2021 Proxy Statement	25

The decisions made by our Compensation Committee and our Board on the compensation of our NEOs reflect our Board’s view of our executive management team’s superior performance in managing the business through the continuing COVID-19 pandemic. Despite the challenges of the pandemic:

•	We completed $1.1 billion in acquisition volume. During the year ended December 31, 2020, we invested approximately $1.1 billion in 214 property locations at a weighted average initial real estate capitalization rate of 8.1% on the properties we acquired.

•	We strengthened and diversified our portfolio. As of December 31, 2020, our total gross investment in real estate had reached approximately $9.6 billion, representing 2,634 property locations operated by 519 customers across the United States. Our top ten customers collectively accounted for only 18.1% of our base rent and interest, with our largest customer accounting for only 3.1%.

•	We completed our third public debt offering. In November 2020, we completed our third public debt offering, issuing $350.0 million in aggregate principal amount of unsecured, investment-grade rated 2.750% Senior Notes, due in November 2030. This debt issuance provided the lowest interest rate coupon and highest spread to our investment cap rates in STORE’s history.

•	We continued to access the equity capital markets. During 2020, we raised aggregate net proceeds of $686.4 million from the sale of approximately 25.7 million shares of common stock under our ATM equity offering program.

•	We increased our dividend. For the year ended December 31, 2020, we declared dividends totaling $1.42 per share of common stock to our stockholders. In the third quarter of 2020, we raised our quarterly dividend 2.9% from our previous quarterly dividend amount.
•	We grew our unencumbered assets. We concluded 2020 with $6.1 billion in unencumbered assets, representing over 63% of our total portfolio.

•	We paid down indebtedness. In response to the COVID-19 pandemic, in March 2020, we borrowed an additional $450 million under our unsecured revolving credit facility to increase our cash position and preserve financial flexibility in light of the uncertainties in the markets at that time. We repaid this amount in full in August 2020 and, as of December 31, 2020, we had no amounts outstanding under our unsecured revolving credit facility. In addition, in the fourth quarter of 2020, in conjunction with our $350.0 million public debt offering, we prepaid, without penalty, one of our $100.0 million bank term loans and STORE Master Funding notes with a balance of approximately $92.3 million at the time of prepayment; the STORE Master Funding notes were scheduled to mature in 2022 and bore a coupon rate of 3.75%.

•	We continued to outperform the broad REIT market. As a result of the preceding activities and the overall strength of STORE’s business model, we outperformed the broad MSCI U.S. REIT index, as we have for every year since our 2014 initial public offering.

26	2021 Proxy Statement

In 2020, we continued to adhere to the following compensation and corporate governance practices:

  What We Do:

✔	We Pay for Performance: A substantial portion of our compensation is not guaranteed, and is instead linked to the achievement of key financial metrics that are disclosed to our stockholders.

✔

We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.

✔

We Can Claw Back Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if STORE’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.

✔	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.

✔

We Seek Alignment with Our Stockholders: We require each of our Named Executive Officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy, and 69% or more of our NEOs’ total direct compensation is performance-based.

    What We Don’t Do:

✘	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses, and none of the employment agreements with our NEOs contain such provisions.

✘	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✘

No Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Performance-based restricted stock units do not receive dividends or dividend equivalents until the shares are vested.

✘	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✘	No Hedging or Pledging: We have policies that prohibit our officers and directors from hedging, effecting short sales or pledging our stock.

✘	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change in control or other payments.

✘	No Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control.

✘	No Excessive Severance: Our executive officers cannot receive severance payments and benefits exceeding 2.99 times salary and cash bonus without stockholder approval.

Response to Advisory Vote on Executive Compensation

At our 2020 annual meeting of stockholders, over 93% of the votes cast on the non-binding advisory vote on the compensation of our Named Executive Officers were voted in support of our executive compensation program, and at the three annual meetings prior to last year’s meeting, our executive compensation program received the support of over 94% of the votes cast. Consistent with our strong commitment to engagement, communication and transparency, our Compensation Committee regularly reviews our executive compensation program to ensure alignment between the interests of our senior executives and our stockholders. Based on this review, which is informed by interaction with our compensation consultant and changing market practices, our Compensation Committee periodically modifies our executive compensation program to ensure that it continues to align with evolving competitive and governance practices and continues to link pay to performance in the context of current business exigencies. As further discussed below, during 2020 and in response to the COVID-19 pandemic—an unprecedented, external shock to the overall economy, well outside the control of STORE’s management, that caused a steep drop in cash rent collections beginning in April and that essentially made all corporate performance goals under our short-term incentive plan unobtainable—our Compensation Committee, with the advice of its independent compensation consultant, chose to modify our customary annual cash bonus metrics and focus bonus metrics entirely on meeting cash rent collection milestones that could be within management’s ability to achieve. For 2021, our Compensation Committee has continued the primary elements of our traditional compensation program, with certain modifications reflecting our belief that the COVID-19 pandemic will have an ongoing business impact until at least the second half of 2021.

2021 Proxy Statement	27

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our stockholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of short-term cash incentive and long-term equity-based compensation. We foster a culture where our NEOs must achieve established personal goals (including, for certain NEOs, goals associated with environmental, social and governance (“ESG”) initiatives) and must contribute to STORE’s achievement of measurable financial performance metrics in order to increase their cash compensation and also must deliver meaningful returns to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

The COVID-19 pandemic, the measures taken to prevent its spread, and the resulting material adverse effects on the economy, the financial markets and highly impacted sectors in which certain of our customers operate negatively impacted our results of operations in 2020, as described under the heading “2020 Performance and the Impact of the COVID-19 Pandemic.” When our Compensation Committee initially adopted the 2020 executive compensation program in mid-February 2020, the pending onset of a global pandemic and resulting economic shocks were not yet known, and the Committee established an executive compensation program that mirrored our historical programs, adopting performance metrics that reflected the information known at that time. The uncertainty that followed the onset of the pandemic in March 2020 quickly led to curtailed acquisitions, the maintenance of elevated liquidity levels and the anticipated deferral of a portion of expected second quarter rent and interest income, and we determined to suspend our earnings guidance. Given the lack of visibility into future operating performance for 2020 and our investors’ focus on our ability to collect our contractual base rent and interest, our Compensation Committee had to revisit the 2020 executive compensation program for our NEOs in order to evaluate how to provide appropriate incentives during a time of crisis. In the context of the greatest national healthcare crisis in a century, our Compensation Committee and Board of Directors believed that a realignment of interests sent an important message at a time when the efforts required of and the demands on our leadership and STORE team members to navigate this uncertainty were substantial. Therefore, as further discussed below, our Compensation Committee approved, and our Board supported, adjustments made to our corporate performance metrics that focused management’s efforts on those activities deemed most important and impactful in managing through the COVID-19 pandemic.

Our Compensation Committee anticipates that certain of the changes introduced during 2020 in response to the COVID-19 pandemic were only necessary for 2020, as our business continues to rebound, allowing us to assess the effects of the pandemic, modify our business plans and reinstitute guidance for 2021. Due to the ongoing impact of the COVID-19 pandemic into 2021, other changes implemented in 2020 were carried forward, in modified form, into our 2021 executive compensation program.

How We Determine Compensation

Role of our Compensation Committee. Our Compensation Committee, operating pursuant to authority delegated to it by our Board, oversees the design, development and implementation of our executive compensation program. Our Compensation Committee also administers our compensation plans and awards for our directors and Named Executive Officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our Named Executive Officers. Our Compensation Committee’s responsibilities are set forth in its written charter and are more fully described in this Proxy Statement under the heading “Governance—Board and Committee Governance—Committees and Meetings of the Board.”

Role of Management. Certain of our Named Executive Officers, principally our President and Chief Executive Officer and our Chief Financial Officer, work closely with our Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists our Compensation Committee’s consultant in its survey of our executive compensation practices by providing historical compensation information. Management makes recommendations of the program design for the Named Executive Officers for consideration by our Compensation Committee.

Role of Compensation Consultant. In 2020, our Compensation Committee again engaged Korn Ferry as its independent compensation consultant to assist the Committee with structuring our executive compensation program. Korn Ferry provided our Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2020 executive compensation program described herein, including the modifications adopted in 2020 to reflect the changes in our business focus resulting from the COVID-19 pandemic. Our Compensation Committee conducts independence assessments of its consultants and has determined that no conflict of interest exists that would require disclosure under SEC rules. Korn Ferry does not provide services to STORE in any other capacity.

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Competitive Market Analysis. In 2018, we established an updated peer group (the “Compensation Peer Group”) for purposes of developing our 2019 executive compensation program. In developing the Compensation Peer Group, our Compensation Committee, with the assistance of Korn Ferry and management, focused primarily on the compensation practices, salary levels and target incentive levels of peer companies according to asset size (seeking a peer group with respect to which STORE’s asset size is close to median), revenue, growth in assets and funds from operations (“FFO”) per share (as a proxy for adjusted funds from operations (“AFFO”) per share growth) and number of employees (with an emphasis on including REITs that have less than 250 employees). Consistent with previous peer groups, the Compensation Peer Group includes both net-lease REITs and other REITs that have experienced significant asset growth and/or growth in per share FFO in recent years, many of which also have relatively small employee populations. Giving effect to recent acquisition activity in the REIT sector, the Compensation Peer Group consisted of the following companies:

Acadia Realty Trust	National Health Investors*
Agree Realty Corporation*	National Retail Properties, Inc.*
American Homes 4 Rent	Omega Healthcare Investors, Inc.*
CyrusOne, Inc.	Physicians Realty Trust
Douglas Emmett, Inc.	QTS Realty Trust, Inc.
EPR Properties*	Spirit Realty Capital*
Gaming and Leisure Properties, Inc.*	STAG Industrial, Inc.*
Liberty Property Trust	VEREIT*
Medical Properties Trust, Inc.	W.P. Carey Inc.*

*	Denotes a net-lease oriented company.

Our Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, short-term cash incentives and long-term equity incentives) for each of our Named Executive Officers compared to similarly situated employees of companies in the Compensation Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, our Compensation Committee considers peer group data as well as other factors that, in its collective judgment, it believes to be relevant, including the executive’s experience and performance, internal pay equity among STORE’s senior management team based on the executive’s respective scope of responsibilities and specific skills, the executive’s ability to impact business results and other business events or conditions.

In the discussion below, we reference FFO and AFFO, which are metrics that are not included within the Financial Accounting Standards Board’s (“FASB”) generally accepted accounting principles (“GAAP”). FFO is used generally by management teams, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional non-cash revenues and expenses that may cause short-term fluctuations in net income but have no impact on long-term operating performance, such as: straight-line rents, including construction period rent deferrals; amortization of equity-based compensation, deferred financing costs, and lease-related intangibles; lease termination fees; capitalized interest; and executive severance costs. We believe that these costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO. As a result, we believe AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, we disclose both FFO and AFFO and reconcile them to the most appropriate GAAP performance metric, which is net income, and we use AFFO as a component of both our short-term and long-term incentive programs. Our FFO and AFFO may not be comparable to similarly-titled measures employed by other companies. For a discussion of the manner in which we compute AFFO and for a table setting forth a reconciliation of our FFO and AFFO to our net income (as determined in accordance with GAAP), please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” on page 77 of our Annual Report on Form 10-K filed with the SEC on February 26, 2021.

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Elements of 2020 Compensation

The components of our Named Executive Officers’ 2020 compensation were set forth in an annual written compensation plan approved by the Compensation Committee. For 2020, the compensation of our Named Executive Officers consisted of three principal components:

Compensation Element	Purpose of Compensation Element	Key Features of Compensation Element
Base Salary	• A stable means of cash compensation designed to provide competitive compensation that reflects the contributions and skill levels of each executive.	• Paid in cash • Our Compensation Committee, with assistance from its compensation consultant, generally reviews base salaries each year.
Short-Term Incentive Compensation

•   An annual cash bonus program designed to motivate our executive officers to achieve performance goals established by our Compensation Committee that reinforce our annual business plan, to assist STORE in attracting and retaining qualified executives and to promote the alignment of our Named Executive Officers’ interests with those of our stockholders.

•   The threshold, target and maximum dollar amounts for short-term incentive compensation are established by our Compensation Committee.

•  Paid in cash following our Compensation Committee’s certification of achievement of goals.

Long-Term Incentive Compensation

•   An equity-based compensation program involving awards of restricted stock and restricted stock units that are designed to align the long-term interests of our Named Executive Officers with those of our stockholders and to maintain the competitiveness of our total compensation package.

• Restricted stock grants are subject to time-based vesting while restricted stock units vest over a three-year performance period. • Generally granted in February of each year.

Reflecting our Compensation Committee’s philosophy that our NEOs’ compensation should be weighted towards variable at-risk pay elements, the following chart presents the overall target mix of compensation elements for our Chief Executive Officer and all other NEOs as a group for 2020 as set forth in the approved compensation plan:

Name(1)	Base Salary %	Target Bonus %	Target LTI %
Christopher H. Volk	13.3%	20.0%	66.7%
Mary B. Fedewa	17.2%	22.4%	60.3%
Catherine Long	20.0%	20.0%	60.0%
Chad A. Freed	30.8%	23.1%	46.2%

(1)	Mr. Maertz was elevated to the position of Executive Vice President – Acquisitions in September 2020 and was not included in the initial 2020 executive compensation program.

Set forth below is a discussion of each of the principal components of 2020 compensation for our NEOs.

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Base Salary

Base salary represents a stable means of cash compensation to our Named Executive Officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. We generally implement any base pay increases on a calendar year basis, while reserving the ability to make mid-year increases to reflect a promotion, increased responsibilities or other factors. The following table shows the base salaries of our current NEOs for 2019 and 2020:

	Base Salary
Name(1)	2019	2020
Christopher H. Volk	$800,000	$800,000
Mary B. Fedewa(1)	$600,000	$600,000
Catherine Long	$480,000	$500,000
Chad A. Freed	$375,000	$375,000

(1)

Effective October 1, 2020, Ms. Fedewa’s base salary, which was initially set in February 2020 at $600,000 to compensate her for her services as STORE’s Chief Operating Officer, was increased to $650,000 to reflect her appointment to the role of President and Chief Operating Officer.

Short-Term Incentives

Payment opportunities for cash awards under the annual cash bonus program administered pursuant to the STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (our “2015 Incentive Plan”) are expressed as a percentage of base salary and reflect each executive’s contributions to STORE’s success and the market level of compensation for such position. We seek to design our annual cash bonus program to motivate our executive officers to achieve performance goals established by our Compensation Committee that reinforce our annual business plan, to assist STORE in attracting and retaining qualified executives and to promote the alignment of our Named Executive Officers’ interests with those of STORE’s stockholders.

Program Design for 2020. For 2020, our Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which our Named Executive Officers are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
Name(1)	Threshold	Target	Maximum
Christopher H. Volk	75.0%	150%	300%
Mary B. Fedewa(2)	65.0%	130%	260%
Catherine Long	50.0%	100%	200%
Chad A. Freed	37.5%	75%	150%

(1)

Prior to his promotion to Executive Vice President – Acquisitions, Mr. Maertz served as Senior Managing Director of Acquisitions and was compensated through a base salary, including commissions based on acquisition volume. The incentive bonus opportunity for Mr. Maertz for 2020 was a prorated percentage of his bonus opportunity for the period from October 1 through December 31 following his promotion to Executive Vice President – Acquisitions.

(2)	Ms. Fedewa’s Threshold, Target and Maximum percentages were adjusted upward to 70%, 140% and 280%, respectively, upon her elevation to President and Chief Operating Officer in September 2020.

For 2020, as in prior years, the compensation program as initially adopted by our Compensation Committee provided that all of our Named Executive Officers would be eligible to earn annual cash bonuses based (i) 75% on STORE’s achievement of identified corporate performance metrics (as described in more detail below), and (ii) 25% on each individual officer’s achievement of personal goals specifically developed for each Named Executive Officer and approved by our Compensation Committee. Our Compensation Committee weights corporate metrics more heavily than individual performance metrics because such metrics represent the primary drivers of our financial performance and thus serve to better align our NEOs’ incentives with those of our stockholders. Consistent with prior years, the corporate performance metrics initially established by our Compensation Committee were associated with (i) AFFO per share, defined as AFFO divided by the number of shares used to calculate our earnings per share (40% of the corporate performance metrics and 30% of the total bonus opportunity), (ii) debt to EBITDA ratio, defined as net debt divided by EBITDA calculated on a run

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rate basis (33.33% of the corporate performance metrics and 25% of the total bonus opportunity), and (iii) origination volume, defined as the aggregate of the gross purchase prices of property paid to sellers or the face amount of notes receivable originated (26.67% of the corporate performance metrics and 20% of the total bonus opportunity). Our Compensation Committee also adopted threshold, target and maximum goal levels for each metric.

Impact of COVID-19 Pandemic and Updated Performance Metrics. Shortly after the adoption of our 2020 executive compensation program and related annual cash bonus performance metrics, the COVID-19 outbreak was declared to be a pandemic and, beginning in March 2020, government mandated limits (including required business closings or limits on operations, social distancing requirements and restrictions on travel) began to be imposed on our customers’ businesses. These limits on operations, along with public perceptions regarding safety, impacted our customers’ ability to pay their rent to us. The uncertainty caused by the advent of the COVID-19 pandemic also led us to curtail our acquisition activity and to maintain elevated liquidity levels (including through the drawdown of our entire unsecured revolving credit facility). In mid-April 2020, we withdrew our fiscal 2020 earnings guidance.

As early as March 2020, our Board and management recognized that our traditional corporate performance metrics would not be meaningful in 2020, as our decreased rent and interest collections, elevated debt levels and limited acquisition activity resulting from the COVID-19 pandemic meant that our AFFO per share and origination volume would be substantially lower, and our debt to EBITDA ratio substantially higher, than we anticipated when designing our 2020 executive compensation program as well as when granting long-term incentive compensation with performance periods that included 2020. Indeed, in late March 2020, at a time of maximum uncertainty as to the ultimate impact of the pandemic, management, at the Board’s direction, began to focus substantially all its efforts on the enormous task of working directly with our impacted customers to ease their financial burdens while securing our contractual rights to rent. During the second quarter of 2020, investor focus similarly shifted away from our traditional performance metrics and became almost entirely focused on our ability to collect our contractual base rent and interest under our active contracts. Beginning in May 2020, STORE, along with a number of peer net-lease REITs, began disclosing a single performance metric—the percentage of our contractual base rent and interest that we collected under our active contracts. This percentage initially dropped as low as 64% during May 2020, evidencing the severe economic disruption on our customers in certain highly impacted sectors from the COVID-19 pandemic. However, as a result of our rent collection efforts, buttressed by our direct relationships with and consistent outreach to our tenants and our success in securing commitments to pay deferred rent (including through the use of short-term notes), we increased our cash rent collections to 90% for the fourth quarter of 2020 and concluded 2020 with documented deferral agreements or verbal understandings to repay outstanding deferred rent with virtually all of our impacted customers.

During this period, it became apparent to our Board and Compensation Committee that each of our three corporate performance metrics for our cash bonus program adopted at the beginning of 2020, representing up to 75% of our cash bonus incentives, might not be achievable, even at a threshold level, and that the unique shift in our 2020 business plan toward maximizing the collection of cash rent and interest on our active contracts merited a different approach to our short-term compensation incentives. In administering the annual cash bonus program, our Compensation Committee has the authority to make adjustments to the performance goals in recognition of unusual or non-recurring events affecting our corporate performance metrics or to reflect modifications made to our annual business plan. For 2020, in recognition of the unusual impact of the COVID-19 pandemic on the economy generally and our business in particular, and the related shift in our business plan for the year that we instituted in response to the pandemic, our Compensation Committee determined that management’s primary objective, and the performance metric against which our NEOs should be judged in 2020, should be their performance in increasing the percentage of contractual base rent and interest collected monthly on active contracts. Accordingly, our Compensation Committee, after considering the advice of Korn Ferry, exercised its authority to make adjustments to the performance goals and re-oriented the annual cash bonus program to emphasize new rent collection targets. Under this new approach, the annual cash bonus for our NEOs would be based 70% on our achievement of cash rent collection targets for the period from April 2020 through December 2020 (the “Updated Performance Metric”) and 30% on each individual officer’s achievement of the same personal goals established in mid-February 2020. Consistent with its general philosophy, our Compensation Committee weights corporate performance metrics more heavily than individual performance metrics because such metrics represent the primary drivers of STORE’s financial performance and thus serve to better align our NEOs’ interests with those of our stockholders.

As illustrated in the chart below, all our NEOs were eligible to earn annual cash bonuses based on the Updated Performance Metric.

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2020 Annual Incentive Program Design

Collection of Contractual Base Rent and Interest. As stated above, in response to the COVID-19 pandemic and the shift in STORE’s business focus toward rent collections as many consumer-facing businesses faced the threat of bankruptcy and other financial distress, our Compensation Committee based 70% of the 2020 annual cash bonus opportunity entirely on achievement against the Updated Performance Metric, setting the threshold level of performance for the Updated Performance Metric at a level above the cash rent collection percentage initially achieved in May 2020 and requiring substantial improvement in collection percentages in order to achieve target and maximum performance thresholds. Accordingly, for 2020, the Updated Performance Metric, the threshold, target and maximum goal levels for that metric, and STORE’s performance relative to those goals, are set forth below: (1)

STORE 2020 Collection of Contractual Base Rent and Interest

STORE 2020 Rent Collection

(1)

While we initially disclosed cash rent collections of 64% in May 2020, and used that data point in developing the threshold, target and maximum levels for the Updated Performance Metric, due to our management’s success in securing agreements from our impacted customers to repay deferred rent, we continued to receive rent payments for May throughout the year and ultimately collected 70% of our May cash rent.

The illustrations above demonstrate STORE’s steady improvement in its collections of contractual base rent and interest from early in the COVID-19 pandemic to the end of fiscal 2020, which performance was driven by the superior efforts of

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our management team in directly engaging with our impacted customers to alleviate their burdens and sustain their businesses, while preserving our contractual rights and securing our ability to collect our contractual rent.

Individual Performance. Our Compensation Committee based the remaining 30% of the 2020 annual cash bonus opportunity on individual goals specifically developed for each Named Executive Officer that were designed to enhance the efficiency of each NEO’s department and the processes he or she oversees in ways that are meaningful to STORE’s competitive market position and the implementation of long-term strategic initiatives. In the case of the NEOs other than our Chief Executive Officer, the individual performance goals generally included the completion or implementation of identified projects, improvements and/or processes supplementary to each of their primary executive management roles within our business. Our Chief Executive Officer achieves his or her individual performance goal only to the extent the other executive officers achieve their individual goals, as determined by our Compensation Committee.

In 2020, these goals included the following:

•

For Ms. Fedewa: defining and constructing a data warehouse; identifying and recommending a human resources system platform; and identifying, strategizing, planning and recommending application rollouts in the areas of business intelligence and customer relationship management.

•

For Ms. Long: identifying and recommending an employee equity compensation portal; developing and implementing a plan to train department heads in the budget preparation process; and establishing and completing employee training on our Oracle reporting software.

•

For Mr. Freed: developing and adopting a contract review and execution policy; restructuring our online document storage structure; making recommendations regarding the use of artificial intelligence applications to improve efficiency and lower closing costs on property acquisitions; and overseeing, enhancing and conveying STORE’s efforts regarding corporate responsibility matters, including improving our overall ESG profile and performance.

Our Compensation Committee determines the achievement of these personal goals in its discretion and, in doing so, it does not rank the individual goals in order of importance, nor does it assign individual values for each goal with respect to the overall bonus opportunity. In reviewing individual goal achievement for 2020 and overall performance under the modified short-term incentive plan for 2020, our Compensation Committee gave substantial credit to our NEOs for achieving such goals while managing our business and aiding our customers through the substantial disruptions resulting from the COVID-19 pandemic, as described above.

2020 Payouts. For 2020, each Named Executive Officer successfully completed his or her individual goals. Accordingly, each earned a cash bonus based on the achievement of the Updated Performance Metric and the successful completion of individual goals. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2020:

NEO	Actual Payout	% of Maximum Bonus Opportunity
Christopher H. Volk	$2,400,000	100%
Mary B. Fedewa(1)	1,625,000	100%
Catherine Long	1,000,000	100%
Chad A. Freed	562,500	100%
Tyler S. Maertz(2)	123,750	100%

(1)

The incentive bonus payout for Ms. Fedewa is a prorated amount that reflects a combination of her salary and bonus opportunity for the period from January 1 through September 30, and then for the period from October 1 through December 31, when her salary and bonus opportunity was adjusted to reflect her promotion to President and Chief Operating Officer.

(2)

Prior to his promotion to Executive Vice President – Acquisitions, Mr. Maertz served as Senior Managing Director of Acquisitions and was compensated through a base salary plus commissions based on acquisition volume. The amount reflected in this table reflects the incentive bonus earned following his promotion and his inclusion in the 2020 executive compensation program. The total amount Mr. Maertz earned in cash bonuses and commissions for the year is set forth in the Summary Compensation Table.

Long-Term Incentives

Pursuant to our 2015 Incentive Plan, our Compensation Committee makes awards of restricted shares of STORE’s common stock and other awards and performance-based grants to officers, directors and key STORE employees, including our Named Executive Officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total

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compensation package. It is our Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, officers and all other eligible key employees at its first regularly scheduled meeting of each year, which typically occurs in the first quarter of each year.

During 2020, as in prior years, we granted time-based restricted stock and performance-based restricted stock units (“RSUs”) to each of our Named Executive Officers who were NEOs at the beginning of the year. Our Compensation Committee believes time-based restricted stock and performance-based RSUs are a more meaningful tool for compensating our NEOs as compared to other equity-based awards, such as stock options, because a significant component of returns on the common stock of REITs generally takes the form of dividends as opposed to being limited solely to price appreciation. While we have never issued stock options or other forms of equity compensation to our directors, officers or key employees other than time-based restricted stock and performance-based RSUs, our Compensation Committee intends to monitor equity compensation trends in the REIT industry and may use other forms of equity compensation, including stock options, in the future to achieve our desired compensation objectives. Our Compensation Committee believes that the equity awards granted in 2020, as modified as discussed below, appropriately align the long-term interests of our NEOs with those of our stockholders.

During 2020, our Compensation Committee approved the target equity grants shown in the table below, expressed as a percentage of base salary, to Mr. Volk, Ms. Fedewa, Ms. Long and Mr. Freed, of which:

(i)

75% were granted in the form of performance-based RSUs that are eligible for vesting at the end of a three-year performance period ending December 31, 2022, with (a) 50% of the RSUs vesting based on the ranking of STORE’s Compounded Annual TSR over the performance period as compared to the Compounded Annual TSR over the performance period of the other component companies included within, and ranked by, the MSCI Index, and (b) 50% of the RSUs vesting based on achieving specified Compounded AFFO Per Share Growth during the performance period. If earned, shares of common stock representing 100% of the earned amount of RSUs will vest on December 31, 2022 and will be settled following our Compensation Committee’s certification of the achievement results. To the extent actual performance falls between two performance goal levels, linear interpolation is applied. For purposes of the foregoing:

•   Compounded Annual TSR is calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent), in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder of record with respect to one share of common stock. For purposes of calculating the growth in value per share of common stock, the beginning and ending share prices of our common stock are based on a 20-day trailing average closing stock price. For purposes of calculating the dividends paid to a stockholder of record with respect to one share of common stock, dividends paid during the performance period shall be assumed reinvested on the ex-dividend date.

•   The MSCI Index refers to the MSCI US REIT Index, which is a free float-adjusted market capitalization index that is comprised of approximately 150 equity REITs, comprising approximately 99% of U.S. REITs, and, therefore, the TSR of the component companies included within the MSCI Index represents the strongest comparison in terms of alternative investment opportunities to STORE as well as general industry performance.

•   Compounded AFFO Per Share Growth is expressed as a percentage (rounded to the nearest tenth of a percent) of STORE’s AFFO per weighted average basic common share (an important measure of cash flow for REITs and one that is often used as an operating performance benchmark) during the performance period (as reported in our earnings release for the year ending December 31, 2022).

(ii)	25% were granted in the form of time-based restricted stock that vests in annual increments over a four-year period assuming continued employment of the NEO.

NEO(1)	2020 Target Value of Equity Grant (as a percentage of base salary)
Christopher H. Volk	500%
Mary B. Fedewa	350%
Catherine Long	300%
Chad A. Freed	150%

(1)

For 2020, Mr. Maertz received an award of time-based restricted stock pursuant to the terms of our non-executive compensation program. Following his promotion to the position of Executive Vice President – Acquisitions in September 2020, he will be included in our 2021 executive compensation program.

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The actual number of shares of time-based restricted stock and performance-based RSUs awarded to each applicable NEO was determined by dividing the applicable grant amount (in dollars) by the average closing market price of STORE’s common stock on the NYSE for the 20-day trading period ending December 31, 2019. The table below reflects the number of shares of time-based restricted stock and performance-based RSUs (at target) granted to each NEO participating in our 2020 executive compensation program, as well as the target value of those awards:

Name	# of Restricted Shares		# of Performance-Based RSUs (at Target)	Target Value of Restricted Shares and RSUs
Christopher H. Volk	26,341		79,022	$4,000,000
Mary B. Fedewa	30,862	(1)	41,487	$2,100,000
Catherine Long	9,878		29,633	$1,500,000
Chad A. Freed	3,704		11,113	$ 562,500

(1)

Includes 13,829 shares of restricted stock granted in February 2020 as part of our annual restricted stock grant process and a special grant of 17,033 shares granted in September 2020 upon Ms. Fedewa’s elevation to the position of President and Chief Operating Officer.

As with other elements of compensation, our Compensation Committee based individual equity-based incentive awards on each individual’s contributions to STORE and the market level of compensation for the officer’s position without benchmarking against a specific percentile. Holders of time-based restricted stock are entitled to dividends when paid by us while performance-based RSUs accrue a dividend equivalent that is paid in cash when, and solely to the extent, the underlying RSUs vest.

Relative Compounded Annual TSR Component. With respect to the 50% of the performance-based RSUs that may be earned and become vested based on STORE’s Compounded Annual TSR over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number depending on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the other component companies included within, and ranked by, the MSCI Index over the performance period. The specific requirements and corresponding award levels are contained in the table below:

Performance Level	Relative Compounded Annual TSR	RSUs Earned as a Percentage of Target
Threshold	STORE’s Compounded Annual TSR must rank at a level at least equal to the 35th percentile of ranked component companies in the MSCI Index	33.33%
Target	STORE’s Compounded Annual TSR must rank at a level at least equal to the 50th percentile of ranked component companies in the MSCI Index	100.00%
Maximum	STORE’s Compounded Annual TSR must rank at a level at least equal to the 75th percentile of ranked component companies in the MSCI Index	300.00%

As shown in the table above, threshold, target and maximum performance result in the NEOs earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the relative Compounded Annual TSR component are earned for performance below the threshold performance level, and payout is capped at 300% of the target number even if performance exceeds the maximum performance level. In addition, in designing this component, our Compensation Committee incorporated an additional cap that limits the maximum award payout to the target award level if STORE’s absolute Compounded Annual TSR is negative, regardless of how STORE ranks against other component companies included within, and ranked by, the MSCI Index.

Absolute Compounded AFFO Per Share Growth Component. With respect to the 50% of the performance-based RSUs that may be earned and become vested based on STORE’s absolute Compounded AFFO Per Share Growth over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 300% of the target number, depending on our level of achievement of Compounded AFFO Per Share Growth over the performance period. The specific targets and corresponding award levels are contained in the table below:

Performance Level	Absolute Compounded AFFO Per Share Growth	RSUs Earned as a Percentage of Target
Threshold	3.0%	33.33%
Target	4.5%	100.00%
Maximum	6.5% or greater	300.00%

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As shown in the table above, threshold, target and maximum performance result in our Named Executive Officers earning 33.33%, 100% or 300% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the Compounded AFFO Per Share Growth component are earned for performance below the threshold level, and payout is capped at 300.00% of the target number even if performance exceeds the maximum level. See “Status of Outstanding 2019 and 2020 Performance-Based RSU Grants” for a discussion of certain modifications made to this element of the 2020 performance-based RSUs.

Results of 2018 Performance-Based RSU Grants

2018 Performance RSUs. In 2018, Mr. Volk, Ms. Fedewa and Ms. Long each received awards of performance-based RSUs (the “2018 Performance RSUs”) that covered a three-year performance period ended December 31, 2020, with (i) 50% of the RSUs being earned based on STORE’s achievement of an absolute Compounded AFFO Per Share Growth over the performance period, with the maximum award level being achieved if STORE achieved an absolute Compounded AFFO Per Share Growth over the performance period of 6.5% or greater, and (ii) 50% of the RSUs being earned based on STORE’s Compounded Annual TSR relative to the Compounded Annual TSR of the MSCI Index over the performance period (the “2018 Index Return”), with the maximum award level being achieved if STORE’s Compounded Annual TSR exceeded the 2018 Index Return by at least 5.0%. If earned, shares of common stock representing 100% of the earned amount of the 2018 Performance RSUs would vest on December 31, 2020, subject to our Compensation Committee’s certification of the achievement results. The specific requirements and corresponding award levels for the 2018 Performance RSUs are contained in the tables below:

Relative Compounded Annual TSR Component (50%)

Performance Level	STORE’s 2018 Relative Compounded Annual TSR	RSUs Earned as a Percentage of Target
Threshold	STORE’s Compounded Annual TSR must be at least the 2018 Index Return less 3.0%	33.33%
Target	STORE’s Compounded Annual TSR must be at least the 2018 Index Return plus 0.5%	100.00%
Maximum	STORE’s Compounded Annual TSR must be at least the 2018 Index Return plus 5.0%	300.00%

STORE’s Compounded Annual TSR over the three-year performance period ended December 31, 2020 of 13.9% exceeded the 2018 Index Return of 3.2% by 10.7%. Accordingly, STORE achieved the relative Compounded Annual TSR component of the 2018 Performance RSUs at the maximum level.

Absolute Compounded AFFO Per Share Growth Component (50%)

Performance Level	STORE’s 2018 Absolute Compounded AFFO Per Share Growth	RSUs Earned as a Percentage of Target
Threshold	3.0%	33.33%
Target	4.5%	100.00%
Maximum	6.5% or greater	300.00%

STORE’s Compounded AFFO Per Share Growth over the 2018 and 2019 performance years of the performance period was 7.9%. However, for 2020, as a result of the COVID-19 disruptions and their impact on STORE’s business as discussed above, including shortfalls in the collection of contractual base rent and interest and lower acquisition volume, STORE’s AFFO per share decreased by 8.0%, thereby resulting in Compounded AFFO Per Share Growth for the full three-year performance period of 2.3%. Accordingly, based on the full three-year period and the original award parameters, STORE did not achieve the absolute Compounded AFFO Per Share Growth component of the 2018 Performance RSUs at even the threshold level and, for this 50% portion of the 2018 Performance RSUs, our NEOs would have earned no shares at the conclusion of the performance period.

Our Compensation Committee, after considering the advice of Korn Ferry, reviewed this outcome with great care and deliberation. While generally inclined to respect the performance metrics and parameters set forth in the original grant agreements, the Committee believed that various circumstances potentially warranted the exercise of discretion to achieve a different outcome. Among these circumstances were:

•	STORE’s strong absolute Compounded AFFO Per Share Growth over the two years (2018 and 2019) of the performance period that were not impacted by the COVID-19 pandemic;

•	STORE’s three-year Compounded Annual TSR, which materially exceeded the return of the MSCI U.S. REIT Index by 10.7%;

2021 Proxy Statement	37

•

The unforeseen and disruptive impact of the COVID-19 pandemic on our 2020 results of operations, as a result of reduced collections of contractual base rent and interest (principally from customers in highly impacted industries), curtailed acquisition activity and the maintenance of elevated liquidity levels;

•

The disproportionate impact of a single year (2020) on the three-year performance period of the 2018 Performance RSUs, which negated two very strong performance years (2018 and 2019) and effectively eliminated our NEOs’ ability to earn any shares under this portion of the 2018 Performance RSUs;

•

The fact that the 2020 results not only disproportionately impacted the 2018 Performance RSUs, but also materially and adversely affect the performance-based RSUs granted in 2019 and 2020, which use the same performance metrics as the 2018 Performance RSUs; as a result, based on the pandemic-impacted AFFO per share result for 2020, our NEOs would have no realistic opportunity to earn any shares under this portion of our performance-based RSUs for three full award cycles;

•

The unusual and unexpected nature of the COVID-19 pandemic, which represented an unforeseen external factor that materially affected our business plan and STORE’s ability to achieve its corporate performance metrics in ways outside of our management’s control;

•

Our Compensation Committee’s (and our Board’s) strong belief that our NEOs, and our entire management team, exhibited superior performance in managing our business through the continuing COVID-19 pandemic: reacting swiftly to a very fluid environment; slowing our acquisition activities and drawing on (and later repaying in full) our credit facility to ensure liquidity; focusing our efforts on collecting our contractual base rent and interest from our customers; and working directly with our customers to help them meet their rent payment obligations to us, all while instituting an immediate and seamless transition of our workforce to a remote working environment that continues to this day and continuing our focus on other elements of our business, including our successful efforts to improve STORE’s ESG-related activities and profile among key institutional investors; and

•

Our Compensation Committee’s (and our Board’s) strong belief that allowing the disproportionate impact of 2020 to affect three full RSU award cycles, without any adjustment, would cause a lack of alignment between our NEOs’ incentives and those of our stockholders and, therefore, would not be in the best interests of STORE or its stockholders.

After a careful review of STORE’s performance over the three-year performance period, the resulting unadjusted outcome under the original award grants, and the factors listed above, our Compensation Committee exercised the discretion granted to it under the 2015 Incentive Plan with respect to the 50% portion of the award based on absolute Compounded AFFO Per Share Growth to adjust for the unusual circumstances presented by the COVID-19 pandemic, as described above, by: (i) calculating achievement of the award level (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for 2018 and 2019 (excluding 2020 AFFO per share results from consideration) and multiplying the resulting calculation by 2/3, and (ii) calculating and awarding an additional number of shares for 2020 based on a deemed achievement equal to 50% of the target level. As a result of this calculation, STORE achieved the absolute Compounded AFFO Per Share Growth component of the 2018 Performance RSUs at a level equal to 77.2% of the maximum level.

2018 Performance RSU Results. Based on the above, including the achievement at the maximum level of the 50% portion of the 2018 Performance RSUs based on relative Compounded Annual TSR and achievement at 77.2% of the maximum level of the 50% portion of the 2018 Performance RSUs based on absolute Compounded AFFO Per Share Growth, our NEOs achieved the 2018 Performance RSUs at 88.6% of the overall maximum level over the three-year performance period. Accordingly, the number of shares earned and vested with respect to the 2018 Performance RSUs were as follows:

Name	# of Shares Earned at End of Performance Period
Christopher H. Volk	210,328
Mary B. Fedewa	105,164
Catherine Long	74,290

Status of Outstanding 2019 and 2020 Performance-Based RSU Grants

In 2019 and 2020, Mr. Volk, Ms. Fedewa, Ms. Long and Mr. Freed each received awards of performance-based RSUs that cover a three-year performance period ending December 31, 2021 and December 31, 2022, respectively (with the 2019 performance-based RSUs utilizing the same Compounded Annual TSR and Compounded AFFO Per Share Growth metrics as were utilized with the 2020 performance-based RSUs, as described above) (the “2019 Performance RSUs” and the

38	2021 Proxy Statement

“2020 Performance RSUs”). As noted above, the COVID-19 pandemic’s impact on our 2020 AFFO per share results not only disproportionately impacted the 2018 Performance RSUs, but also the 2019 Performance RSUs and the 2020 Performance RSUs, which utilize the same absolute Compounded AFFO Per Share Growth metric to calculate 50% of the award as the 2018 Performance RSUs. After further consideration of the factors discussed above and the advice of Korn Ferry, our Compensation Committee determined to modify the 2019 Performance RSUs and the 2020 Performance RSUs in a similar fashion to the modification described above for the 2018 Performance RSUs. Accordingly:

•

2019 Performance RSUs. For the 2019 award cycle, the number of shares of common stock earned in respect of the 50% portion of the award that is based on Compounded AFFO Per Share Growth will be determined as follows: (i) calculating the level achieved (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for each of 2019 and 2021 on a stand-alone basis (with 2021 growth calculated using the ending 2020 AFFO per share and excluding 2020 AFFO per share results from the consideration), with the resulting calculation multiplied by 2/3, plus (ii) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level.

•

2020 Performance RSUs. For the 2020 award cycle, the number of shares of common stock earned in respect of the 50% portion of the award that is based on Compounded AFFO Per Share Growth will be determined as follows: (i) calculating the level achieved (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for the two-year period of 2021 and 2022 (with 2021 growth calculated using the ending 2020 AFFO per share and excluding 2020 AFFO per share results from consideration), with the resulting calculation multiplied by 2/3, plus (ii) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level.

Special Stock Grant

In September 2020, in connection with her promotion to President and Chief Operating Officer, our Compensation Committee elected to award Ms. Fedewa a one-time grant of 17,033 shares of restricted stock, with the number of shares granted equal to $450,000 divided by the closing price of our common stock ($26.42) on the date of grant. The shares vest, subject to Ms. Fedewa’s continued employment with STORE, in equal installments of 25% on February 15 of each year beginning on February 15, 2021.

401(k) Plan

We have established a 401(k) retirement savings plan (the “401(k) Plan”) for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though the 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our NEOs, in accordance with our compensation policies.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of STORE. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of STORE. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to our NEOs in the event of their termination of employment, including following a change in control of STORE, see the section titled “Potential Payments Upon Termination or Change in Control.”

2021 Proxy Statement	39

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits, except for a long-term disability policy, reimbursement for the costs of an annual physical and reimbursement (capped at $1,000 per month) for the monthly dues at a fitness or country club. These items are provided because we believe that they serve a necessary business purpose and represent an immaterial element of our executive compensation program. The value of these perquisites is reported in the Summary Compensation Table.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. Under our clawback policy applicable to our NEOs, if, in the opinion of the independent directors of our Board, STORE’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our NEOs, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. STORE’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that STORE recover all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted under our 2015 Incentive Plan, to an NEO. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including with regard to performance-based RSU awards, regardless of when issued. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (i) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (ii) the executive officers in question engaged in the intentional misconduct and (iii) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Process for Approving Long-Term Incentive Awards. Our Compensation Committee approves long-term incentive awards (including time-based restricted stock grants and performance-based RSUs) on an annual basis. As appropriate during the year, our Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of time-based restricted stock awards and performance-based RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the average closing market price of STORE’s common stock on the NYSE for the final 20-day trading period of the prior calendar year, with 75% of the target award then being granted as a performance-based RSU and 25% of the award being granted as a time-based restricted stock grant.

Tax and Accounting Considerations

Prior to January 1, 2018, Section 162(m) of the Code (“Section 162(m)”) generally placed a limit of $1.0 million on the amount of compensation that we may deduct in any calendar year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding our Chief Financial Officer). However, an exception to the $1.0 million limitation was provided for commission-based and performance-based compensation meeting certain requirements. Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemptions from the deduction limit for commission-based and performance-based compensation are no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1.0 million paid to these “covered persons” under Section 162(m) (other than compensation derived from stock awards granted prior to November 2, 2017) generally will not be deductible.

Our Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of STORE and our stockholders. Our Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives in the exercise of the business judgment of the members of our Compensation Committee.

40	2021 Proxy Statement

Compensation Risk Assessment

Our Compensation Committee considers many factors in making compensation decisions for our Named Executive Officers. One factor is the risk associated with our compensation programs. During the second quarter of fiscal year 2021, our Compensation Committee, with the assistance of Korn Ferry, conducted a risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, our Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on STORE for the following reasons, among others:

•	our Compensation Committee engages an independent, external compensation consultant to assist with developing STORE’s executive compensation program;

•	our Compensation Committee maintains the right, in its sole discretion, to modify our compensation policies and practices at any time;

•	our Compensation Committee has elected to utilize time-based restricted stock and performance-based RSUs that provide our NEOs with a vested interest in STORE’s long-term performance;

•	short-term cash incentive awards are based on metrics related to STORE’s financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

pursuant to agreements with each of our NEOs, we may “claw back” all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to an NEO if STORE’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our NEOs.

Changes to Compensation Program For 2021

In 2020, our Compensation Committee again retained Korn Ferry to assist the Committee in periodically evaluating NEO compensation and incentive plan designs to ensure that STORE continues to provide market-competitive compensation and incentives to retain our high-performing NEOs and reward the team for STORE’s continued success.

After updating its evaluation of compensation practices among STORE’s Compensation Peer Group (as discussed above), and considering STORE’s high-performing executive team, as well as the impact of the unprecedented COVID-19 pandemic on outstanding long-term incentive awards (as discussed above), our Compensation Committee reviewed and adopted modifications to the compensation program for 2021 as follows:

Compensation Decisions in 2021 Prior to the Leadership Transition. In February 2021, prior to the leadership transition, our Compensation Committee had determined to keep Mr. Volk’s and Ms. Fedewa’s base salary and target bonus as a percentage of base salary consistent with 2020 levels. In addition, it granted Mr. Volk and Ms. Fedewa long-term incentives with a target value as a percentage of base salary equal to 575% and 442%, respectively.

Compensation Decisions Relating to the 2021 Leadership Transition. Effective April 15, 2021, as part of STORE’s Chief Executive Officer succession plan, Ms. Fedewa succeeded Mr. Volk as Chief Executive Officer. In recognition of the expansion of Ms. Fedewa’s responsibilities due to her promotion, our Compensation Committee approved, effective as of April 15, 2021, an increase in base salary for 2021 from $650,000 to $725,000 and an increase in target bonus as a percentage of base salary from 140% to 150%.

In addition, upon the effective date of Ms. Fedewa’s appointment as President and Chief Executive Officer, our Compensation Committee elected to award Ms. Fedewa a one-time promotional grant of shares of restricted stock equal to $500,000 divided by the closing price of our common stock on the date of grant. The shares vest, subject to Ms. Fedewa’s continued employment with STORE, in equal installments of 25% on February 15 of each year beginning on February 15, 2022.

Also effective April 15, 2021, Mr. Volk assumed the position of Executive Chair. In recognition of the nature of his role, which will focus, among other things, on leading the Board in overseeing STORE through the transition to a new Chief Executive Officer, our Compensation Committee approved, effective April 15, 2021, a decrease in base salary for 2021 from $800,000 to $600,000 and a decrease in target bonus as a percentage of base salary from 150% to 125%.

2021 Proxy Statement	41

Changes to Target Annual Compensation for Other NEOs. Our Compensation Committee reviewed each other NEO’s target annual compensation with a focus on facilitating retention going forward and providing meaningful incentive plan targets that reward our executive management team for continuing to deliver superior performance for STORE’s stockholders. With those goals in mind, our Compensation Committee approved the following incremental changes for NEO target annual compensation in 2021:

Name	Base Salary		Target Bonus (% of Base Salary)		Target LTI (% of Base Salary)
	2020	2021	2020	2021	2020	2021
Catherine Long	$500,000	$500,000	100%	100%	300%	345%
Chad A. Freed	$375,000	$400,000	75%	75%	150%	165%
Tyler S. Maertz(1)	$330,000	$350,000	—	75%	—	150%

(1)

Mr. Maertz was appointed to the position of Executive Vice President – Acquisitions, on September 9, 2020. In connection with his appointment, his base salary for the remainder of 2020 was set at $330,000.

Changes to Incentive Plan Design. In addition to the approved modifications to NEO compensation in 2021 discussed above, our Compensation Committee, with the assistance of Korn Ferry, also updated STORE’s incentive plan design beginning with awards granted in 2021. Our Compensation Committee determined to continue to use the AFFO per share component in its 2021 annual bonus program and to use both the relative Compounded Annual TSR metric (the most common metric among STORE’s peers and one that incentivizes STORE’s NEOs to outperform other REITs) and the absolute Compounded AFFO Per Share Growth metric (which is among the most important measures of operational performance) as components of its long-term incentive program. However, our Compensation Committee also sought to avoid the issue that occurred in 2020 as a result of the COVID-19 pandemic, whereby an unprecedented, external shock to the overall economy, well outside the control of STORE’s management, so heavily impacts STORE’s AFFO per share results in a single year that the ability to achieve the portion of the annual cash bonus based on AFFO per share, or to achieve any portion of the 50% of the performance-based RSU award that is based on Compounded AFFO Per Share Growth across all three outstanding award cycles that include the impacted year, is materially and adversely affected (and effectively unattainable). Therefore, for the 2021 executive compensation program, our Compensation Committee made the following adjustments:

•	Short-term incentive program:

o

lowered the relative weighting of the AFFO per share corporate performance metric to 26.67% of the corporate performance metrics (20% of the total bonus opportunity) from 40% of the corporate performance metrics (30% of the total bonus opportunity);

o

increased the relative weighting of the origination volume corporate performance metric to 40% of the corporate performance metrics (30% of the total bonus opportunity) from 26.67% of the corporate performance metrics (20% of the total bonus opportunity);

o	maintained the debt to EBITDA ratio corporate performance metric at its current weighting of 33.33% of the corporate performance metrics (25% of the total bonus opportunity); and

o	set a personal goal for Mr. Freed based on implementation of ESG initiatives (the achievement of which also impacts our Chief Executive Officer’s attainment of his or her annual cash bonus).

•	Long-term incentive program:

o

modified the relative weighting of the relative Compounded Annual TSR and the absolute Compounded AFFO Per Share Growth metrics, so that former represents 75% of the potential award and the latter represents 25% of the potential award;

o

for the relative Compounded Annual TSR component of the award: (i) adjusted the peer group of companies for comparison purposes from the component companies included within, and ranked by, the MSCI Index to a custom peer group of 21 companies that better align with STORE based on market capitalization, revenue and volatility, (ii) increased the target level of performance, so that, to achieve the target level, STORE’s Compounded Annual TSR must rank at a level at least equal to the 55th percentile of the custom peer group, and (iii) retained the existing cap, which provides that the maximum award payout is limited to the target award if STORE’s absolute Compounded Annual TSR is negative, regardless of how STORE performs on a relative basis; and

o

for the absolute Compounded AFFO Per Share Growth component of the award, in view of the continuing impact of the COVID-19 pandemic on STORE’s customers into the latter half of 2021, decreased the maximum level of performance, so that, to achieve the maximum level, STORE’s

42	2021 Proxy Statement

Compounded AFFO Per Share Growth for the three-year performance period must be equal to 6.0% or greater (rather than 6.5% or greater).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

The Compensation Committee

Quentin P. Smith, Jr., Chair

Morton H. Fleischer

Einar A. Seadler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2020, each of Messrs. Quentin P. Smith, Jr., Morton H. Fleischer and Einar A. Seadler served as a member of our Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of STORE. None of our executive officers has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

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COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for each of the NEOs the compensation amounts paid or earned for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(5)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)		Total ($)
Christopher H. Volk(1)	2020	800,000		—		4,987,090	2,400,000	32,141		8,219,231
Chief Executive Officer	2019	800,000		—		4,192,747	2,400,000	33,682		7,426,429
	2018	800,000		—		3,024,786	2,400,000	30,751		6,255,537

Mary B. Fedewa(1)	2020	612,500	(2)	—		3,068,259	1,625,000	36,735		5,342,494
President and Chief Operating Officer	2019	600,000		—		2,554,960	1,560,000	31,535		4,746,495
	2018	560,000		—		1,512,405	1,344,000	31,335		3,447,740

Catherine Long	2020	500,000		—		1,870,155	1,000,000	24,548		3,394,703
Executive Vice President –	2019	480,000		—		1,572,288	960,000	24,348		3,036,636
Chief Financial Officer and Treasurer	2018	460,000		—		1,068,399	920,000	24,148		2,472,547

Chad A. Freed	2020	375,000				701,332	562,500	27,860		1,666,692
Executive Vice President –	2019	137,500				936,597	192,500	8,890		1,275,487
General Counsel, Chief Compliance Officer and Secretary

Tyler S. Maertz	2020	596,545	(3)	—		575,277	123,750	11,400		1,306,972
Executive Vice President – Acquisitions

Andrew L. Rosivach	2020	330,556		—		1,059,769	—	1,988,753	(9)	3,379,078
Former Executive Vice President –	2019	192,222		100,000	(4)	1,173,073	800,000	38,935		2,304,230
Chief Credit Officer

(1)	Effective April 15, 2021, Ms. Fedewa was elevated to the position of President and Chief Executive Officer and Mr. Volk assumed the position of Executive Chair.

(2)	The amount shown for Ms. Fedewa gives effect to a salary increase from $600,000 to $650,000, effective October 1, 2020, following her promotion to President and Chief Operating Officer.

(3)

The amount shown for Mr. Maertz gives effect to his base salary of $330,000, effective October 1, 2020, following his promotion to Executive Vice President – Acquisitions. For the first nine months of 2020, in his role as Senior Managing Director of Acquisitions, Mr. Maetz earned a base salary that included commissions based on acquisition volume.

(4)

In 2019, in accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, Mr. Rosivach was paid a non-discretionary bonus of $100,000 based on his service through the end of 2019.

(5)

The amounts included in this column reflect the aggregate grant date fair value of both restricted stock and, for the NEOs other than Mr. Maertz (who did not receive RSU grants in 2020), RSUs calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2020, which is included in our Annual Report on Form 10-K for the year ended December 31, 2020.

44	2021 Proxy Statement

(6)

The RSUs granted in 2018, 2019 and 2020 to our NEOs include a performance condition based on STORE’s Compounded AFFO Per Share Growth. In accordance with FASB ASC Topic 718, the amounts in this column for 2018, 2019 and 2020 reflect the aggregate grant date fair value of the RSUs assuming the expected level of performance conditions will be achieved. The aggregate grant date fair value of the 2020 restricted stock grants and of the 2020 Performance RSUs (i) assuming that the expected level of performance conditions will be achieved, and (ii) assuming that the highest level of performance conditions will be achieved, are as follows:

Name		Value of RSU Grants at Grant Date
	Value of Restricted Stock at Grant Date ($)	Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Christopher H. Volk	1,035,201	3,951,889	7,057,455
Mary B. Fedewa	993,492	2,074,768	3,705,194
Catherine Long	388,205	1,481,949	2,646,514
Chad A. Freed	145,567	555,764	992,493
Tyler S. Maertz	575,277	—	—
Andrew L. Rosivach(6)	220,001	839,768	1,499,694

(7)

The amounts included in this column represent the annual cash incentive amounts awarded under our 2015 Incentive Plan, earned in the year indicated and paid in the following year. The cash incentive amounts awarded to our NEOs for 2020 under our 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Short-Term Incentives.” In accordance with the terms of his employment agreement, and in consideration for certain compensation that Mr. Rosivach forfeited when leaving his former employer, the cash incentive amount awarded to Mr. Rosivach for 2019 was not prorated based on his employment start date of July 8, 2019. With respect to Mr. Freed’s 2019 cash inventive amount, the amount reported in this column reflects a prorated amount based on his employment start date of August 19, 2019.

(8)

The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our NEOs included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Relocation Expenses ($)	Severance ($)	Total ($)
Christopher H. Volk	2020	10,451	—	10,290	11,400	—	—	32,141
	2019	10,451	2,731	9,300	11,200	—	—	33,682
	2018	10,451	—	9,300	11,000	—	—	30,751

Mary B. Fedewa	2020	8,335	5,000	12,000	11,400	—	—	36,735
	2019	8,335	—	12,000	11,200	—	—	31,535
	2018	8,335	—	12,000	11,000	—	—	31,335

Catherine Long	2020	11,012	—	2,136	11,400	—	—	24,548
	2019	11,012	—	2,136	11,200	—	—	24,348
	2018	11,012	—	2,136	11,000	—	—	24,148

Chad A. Freed	2020	5,210	—	11,400	11,250	—	—	27,860
	2019	5,210	—	3,680	—	—	—	8,890

Tyler S. Maertz	2020	—	—	—	11,400	—	—	11,400

Andrew L. Rosivach(a)	2020	—	—	—	8,972	—	1,979,781	1,988,753
	2019	—	—	—	—	38,935	—	38,935

(a)

In 2019, in accordance with the terms of his employment agreement, we reimbursed Mr. Rosivach for expenses incurred in connection with his relocation from California to STORE’s headquarters in Arizona.

(9)

Mr. Rosivach’s employment with STORE terminated effective October 10, 2020. In connection with such termination, in accordance with the terms of his employment agreement, Mr. Rosivach received cash severance and all unvested shares of restricted stock held by Mr. Rosivach were immediately vested. With respect to Mr. Rosivach’s outstanding RSUs, the RSUs granted to Mr. Rosivach in 2019 and 2020 will be earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Mr. Rosivach was employed during the applicable performance period.

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Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made by us during 2020 to our Named Executive Officers.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher H. Volk	Cash Incentive	—	600,000	1,200,000	2,400,000	—	—	—	—	—
	Restricted Stock	2/13/2020	—	—	—	—	—	—	26,341	1,035,201
	RSUs	2/13/2020	—	—	—	26,341	79,022	237,066	—	3,951,889

Mary B. Fedewa	Cash Incentive	—	406,250	812,500	1,625,000	—	—	—	—	—
	Restricted Stock	2/13/2020	—	—	—	—	—	—	13,829	543,480
	Restricted Stock	9/21/2020							17,033	450,012
	RSUs	2/13/2020	—	—	—	13,829	41,487	124,461	—	2,074,768

Catherine Long	Cash Incentive	—	250,000	500,000	1,000,000	—	—	—	—	—
	Restricted Stock	2/13/2020	—	—	—	—	—	—	9,878	388,205
	RSUs	2/13/2020	—	—	—	9,878	29,633	88,899	—	1,481,949

Chad A. Freed	Cash Incentive	—	140,625	281,250	562,500	—	—	—	—	—
	Restricted Stock	2/13/2020	—	—	—	—	—	—	3,704	145,567
	RSUs	2/13/2020	—	—	—	3,704	11,113	33,339	—	555,764

Tyler S. Maertz(5)	Cash Incentive	—	30,938	61,875	123,750	—	—	—	—	—
	Restricted Stock	4/28/2020	—	—	—	—	—	—	31,836	575,277

Andrew L. Rosivach(6)	Cash Incentive	—	212,500	425,000	850,000	—	—	—	—	—
	Restricted Stock	2/13/2020	—	—	—	—	—	—	5,598	220,001
	RSUs	2/13/2020	—	—	—	5,598	16,793	50,376	—	839,768

(1)

The amounts reported in these columns represent the range of possible annual cash incentive amounts that could have been paid to our NEOs for 2020 under our 2015 Incentive Plan based upon achievement of specified performance targets set by the Compensation Committee. The cash awards under our 2015 Incentive Plan are described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Elements of 2020 Compensation—Short-Term Incentives.” The actual cash awards paid in February 2021 for performance in 2020 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

The amounts reported in these columns represent potential share payouts with respect to performance-based RSUs granted under our 2015 Incentive Plan. The number of shares of common stock to be earned and delivered with respect to these RSUs will be based (a) 50% on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the other component companies included within, and ranked by, the MSCI Index over a three-year performance period ending December 31, 2022, and (b) 50% based on STORE’s Compounded AFFO Per Share Growth as follows: (i) calculating the level achieved (threshold, target or maximum) based solely on the Compounded AFFO Per Share Growth for 2021 and 2022 (with 2021 growth calculated using ending 2020 AFFO per share and excluding 2020 AFFO per share results from consideration), with the resulting calculation multiplied by 2/3, plus (ii) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level. The 2020 Performance RSUs and certain modifications made to the performance metrics in light of the impact of the COVID-19 pandemic on our business, are described in more detail in the section titled “Compensation Discussion and Analysis” under the headings “Long-Term Incentives” and “Status of Outstanding 2019 and 2020 Performance-Based RSU Grants.”

(3)

The amounts reported in this column reflect the restricted stock grants made to each of our NEOs in 2020. These shares are subject to time-based vesting only and vest 25% per year over a four-year period (with vesting dates occurring in February of each year), subject to each NEO’s continued employment through each vesting date. The time-based restricted stock granted to our NEOs under the 2015 Incentive Plan is described in more detail in the section titled “Compensation Discussion and Analysis” under the heading “Long-Term Incentives.” We did not grant options during 2020.

(4)

The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of restricted stock and RSUs granted during 2020 pursuant to our 2015 Incentive Plan. The RSUs granted in 2020 include a performance condition based on STORE’s absolute Compounded AFFO Per Share Growth. In accordance with FASB ASC Topic 718, the amounts in this column for the RSUs reflect the aggregate grant date fair value of the RSUs assuming the expected level of performance conditions will be achieved. The fair values in this column reflect the expected future cash flows of dividends and, therefore, dividends on unvested shares are not separately disclosed. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2020, which is included in our Annual Report on Form 10-K for the year ended December 31, 2020. Additional information regarding our 2015 Incentive Plan is discussed in further detail in the section titled “Compensation Discussion and Analysis” under the headings “Elements of 2020 Compensation—Long-Term Incentives.”

46	2021 Proxy Statement

(5)	Mr. Maertz was appointed to the position of Executive Vice President – Acquisitions, on September 9, 2020 and did not receive a grant of performance-based RSUs in 2020.

(6)

Mr. Rosivach’s employment with STORE terminated effective October 10, 2020, and in connection therewith, all unvested shares of restricted stock held by Mr. Rosivach were immediately vested. With respect to Mr. Rosivach’s outstanding RSUs, the RSUs granted to Mr. Rosivach in 2019 and 2020 will be earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Mr. Rosivach was employed during the applicable performance period.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2020 that have not vested.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Christopher H. Volk	83,419	2,834,578	567,374	19,279,369
Mary B. Fedewa	52,283	1,776,576	316,095	10,740,908
Catherine Long	24,254	824,151	210,842	7,164,411
Chad A. Freed	6,584	223,724	75,897	2,578,980
Tyler S. Maertz	34,510	1,172,650	—	—
Andrew L. Rosivach	—	—	48,880	1,660,942

(1)

The following table sets forth the vesting schedule of the shares of restricted stock reported in this column for each NEO, which shares are subject to time-based vesting only (generally vesting in 25% installments each February 15 (beginning the February 15 following the year in which such restricted shares were granted), subject to continued employment) and do not require the achievement of any corporate or individual performance targets to vest:

	Named Executive Officer
Vesting Date	Christopher Volk	Mary B. Fedewa	Catherine Long	Chad A. Freed	Tyler Maertz
2/15/21	43,430	17,550	9,406	1,886	1,447
5/15/21	—	—	—	—	7,959
2/15/22	20,094	15,205	7,387	1,886	851
5/15/22	—	—	—	—	7,959
2/15/23	13,310	11,813	4,992	1,886	376
5/15/23	—	—	—	—	7,959
2/15/24	6,585	7,715	2,469	926	—
5/15/24	—	—	—	—	7,959

(2)	Market value was calculated using the closing price of our common stock as reported on the NYSE on December 31, 2020, which was $33.98.

(3)

The awards made in 2019 and 2020 are performance-based RSUs. The 2019 Performance RSUs and 2020 Performance RSUs are eligible to vest based (a) 50% on the ranking of STORE’s Compounded Annual TSR as compared to the Compounded Annual TSR of the other component companies included within, and ranked by, the MSCI Index over the three-year performance periods ending December 31, 2021 and 2022, respectively, and (b) 50% based on STORE’s Compounded AFFO Per Share Growth as follows: (i) calculating the level achieved (threshold, target or maximum) based solely on STORE’s Compounded AFFO Per Share Growth for 2019 and 2021 (for the 2019 Performance RSUs) or 2021 and 2022 (for the 2020 Performance RSUs) (in each case, with 2021 growth calculated using ending 2020 AFFO per share and excluding 2020 AFFO per share results from the consideration), with the resulting calculation multiplied by 2/3, plus (ii) calculating and awarding an additional number of shares for 2020 determined based on a deemed achievement equal to 50% of the target level.

2021 Proxy Statement	47

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2020.

Name	Stock Awards(1)
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Christopher H. Volk	42,216	1,637,870	(2)

	167,557	5,693,587	(3)

Mary B. Fedewa	12,257	475,524	(2)

	76,891	2,612,756	(3)

Catherine Long	8,962	347,685	(2)

	59,389	2,018,038	(3)

Chad A. Freed	960	37,248	(2)

	—	—

Tyler S. Maertz	1,922	74,563	(2)

	—	—

Andrew L. Rosivach	1,948	75,582	(2)

	9,491	257,586	(4)

(1)	STORE does not currently grant stock options and therefore had no option exercises by any NEO in 2020.

(2)

Shares vested on February 15, 2020. Represents the value realized upon vesting calculated by multiplying $38.80, the closing price of STORE’s common stock on February 14, 2020 (the last business day prior to February 15, 2020), by the number of shares that vested, less the par value of shares ($0.01 per share) paid by the NEO, if applicable.

(3)

Shares vested on December 31, 2020. Represents the value realized upon vesting calculated by multiplying $33.98, the closing price of our common stock on December 31, 2020, by the number of shares that vested.

(4)

Shares vested on October 17, 2020, following the termination of Mr. Rosivach’s employment. Represents the value realized upon vesting calculated by multiplying $27.14, the closing price of our common stock on October 16, 2020, the last business day prior to October 17, 2020), by the number of shares that vested. In connection with the termination of Mr. Rosivach’s employment, all unvested shares of restricted stock held by Mr. Rosivach were immediately vested. With respect to Mr. Rosivach’s outstanding RSUs, the RSUs granted to Mr. Rosivach in 2019 and 2020 will be earned and will vest based on the actual level of achievement of the performance criteria as of the end of the applicable performance period, prorated for the number of days that Mr. Rosivach was employed during the applicable performance period.

Pension Benefits and Nonqualified Deferred Compensation

There were no deferred compensation or defined benefit plans in place for 2020.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our NEOs are party to employment agreements (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with STORE Capital Advisors, LLC, an Arizona limited liability company and wholly owned subsidiary of STORE (“STORE Capital Advisors”), and STORE, as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have terms that run through December 31, 2022 (for Mr. Volk) and April 15, 2025 (for the other NEOs) and are subject to (a) automatic one-year renewal terms unless either party gives the other not less than sixty (60) days’ advance notice of nonrenewal and (b) automatic two-year renewal terms if a Change in Control (as described below) occurs within the last two years of the initial term or during any renewal term. The Employment Agreements include provisions that would require STORE or its successors to pay or provide certain compensation and benefits to our NEOs in the event of certain terminations of employment or a Change in Control of STORE.

48	2021 Proxy Statement

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of our NEOs in the event of a termination of the NEO’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock	Restricted Stock Units(1)	Other Benefits(2)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Immediate vesting of unvested shares of restricted common stock.

Vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, prorated for the number of days that the executive was employed during the applicable performance period.

For a period of up to 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

Without “Cause”(3) or for “Good Reason”(4)

An amount equal to the target bonus for which the NEO is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the NEO was employed by the Company prior to the effective date of the NEO’s termination of employment; plus

An amount equal to two times the sum of:

•   base salary, plus

•   the greater of (x) the average cash bonus received by the NEO for the last two completed fiscal years during which the NEO served as an executive officer, or (y) the cash bonus payable at the target level for the prior year (whether received or not)

		Immediate vesting of unvested shares of restricted common stock.	Vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the end of the performance period, prorated for the number of days that the executive was employed during the applicable performance period.	For a period of up to 12 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

(1)	Any RSUs that do not vest as provided are automatically forfeited.

(2)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(3)

For all NEOs, “Cause” means the NEO’s (i) refusal or neglect, in the reasonable judgment of our Board, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us; (ii) willful misconduct; (iii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; (iv) conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; or (vi) any material breach of the NEO’s non-competition, non-solicitation or confidentiality covenants.

2021 Proxy Statement	49

(4)

For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a material reduction of, or other material adverse change in, the NEO’s duties or responsibilities (including in connection with a Change in Control, where the NEO’s duties or responsibilities are materially reduced, or materially adversely changed, as compared to the NEO’s duties or responsibilities prior to such Change in Control), or the assignment to the NEO of any duties or responsibilities that are materially inconsistent with his or her position; (ii) a material reduction in the NEO’s base salary or in the target percentage with respect to the NEO’s cash bonus; (iii) a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona; (iv) a material breach by us of the NEO’s Employment Agreement; or (v) a failure by us, in the event of a Change in Control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO’s Employment Agreement. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Vesting of Outstanding Equity Awards upon Change in Control

Pursuant to our 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control (as defined in our 2015 Incentive Plan) and regardless of whether the NEO’s employment is terminated by us or he or she resigns for any reason, the NEO will be entitled, (a) with respect to outstanding time-based restricted stock awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding restricted stock awards, and (b) with respect to outstanding performance-based RSU awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (i) 100% of the target award level payout, and (ii) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the Change in Control (calculated as provided in the applicable award agreement). Any RSU that does not vest on the date of such termination is automatically forfeited.

Under the 2015 Incentive Plan and the Employment Agreements, a “Change in Control” includes the occurrence of any of the following events:

•

any person or entity (other than STORE, any trustee or other fiduciary holding securities under a STORE employee benefit plan, or any company owned, directly or indirectly, by our stockholders of in substantially the same proportions as their ownership of STORE capital stock) becomes the “beneficial owner” (as such is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of STORE securities (not including in the securities beneficially owned by such person or entity any securities acquired directly from STORE or any affiliate thereof) representing 50% or more of the combined voting power of the then outstanding voting securities of STORE;

•

our Board ceases to be comprised of a majority of directors (i) who were Board members at the effective date of the respective Employment Agreement, or (ii) whose appointment or election by our Board or nomination for election by STORE’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the effective date of the respective Employment Agreement or whose appointment, election or nomination for election was previously so approved or recommended (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors);

•

the consummation of any merger, consolidation or amalgamation of STORE other than (i) a merger, consolidation or amalgamation into an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by STORE’s stockholders following the completion of such transaction in substantially the same proportions as their ownership of STORE immediately prior to such sale or (ii) a merger, consolidation or amalgamation immediately following which the individuals who comprise our Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger, consolidation or amalgamation or, if STORE or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

•

our stockholders approve a plan of complete liquidation of STORE or the sale or disposition of all or substantially all STORE’s assets, other than (i) a sale or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by STORE’s stockholders following the completion of such transaction in substantially the same proportions as their ownership of STORE immediately prior to such sale, or (ii) a sale or disposition of all or substantially all of STORE’s assets immediately following which the individuals who comprise our Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

50	2021 Proxy Statement

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination “without cause” or resignation for “good reason,” or a Change in Control, as applicable, had occurred on December 31, 2020.

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)(2)	Upon a Change in Control ($)(3)

Christopher H. Volk	Cash Severance	1,200,000	7,600,000	—

	Accelerated Vesting of Restricted Stock	2,834,578	2,834,578	—

	Accelerated Vesting of RSUs(1)	8,389,864	8,389,864	13,205,337

	Health Benefits	20,191	13,461	—

	Total	12,444,633	18,837,903	13,205,337

Mary B. Fedewa	Cash Severance	812,500	4,941,500	—

	Accelerated Vesting of Restricted Stock	1,776,576	1,776,576	—

	Accelerated Vesting of RSUs(1)	4,664,979	4,664,979	7,360,500

	Health Benefits	20,191	13,461	—

	Total	7,274,246	11,396,516	7,360,500

Catherine Long	Cash Severance	500,000	3,380,000	—

	Accelerated Vesting of Restricted Stock	824,151	824,151	—

	Accelerated Vesting of RSUs(1)	3,080,863	3,080,863	4,886,659

	Health Benefits	9,340	6,227	—

	Total	4,414,354	7,291,241	4,886,659

Chad A. Freed	Cash Severance	281,250	1,556,250	—

	Accelerated Vesting of Restricted Stock	223,724	223,724	—

	Accelerated Vesting of RSUs(1)	898,049	898,049	1,644,990

	Health Benefits	27,855	18,570	—

	Total	1,430,878	2,696,593	1,644,990

Tyler S. Maertz	Cash Severance	61,875	721,875	—

	Accelerated Vesting of Restricted Stock	1,172,650	1,172,650	—

	Accelerated Vesting of RSUs(1)	—	—	—

	Health Benefits	27,855	18,570	—

	Total	1,262,380	1,913,095	—

Andrew L. Rosivach(4)	Cash Severance	—	—	—

	Accelerated Vesting of Restricted Stock	—	—	—

	Accelerated Vesting of RSUs(1)	—	—	1,115,616

	Health Benefits	—	—	—

	Total	—	—	1,115,616

(1)

For the 2019 and 2020 Performance RSUs, represents a prorated amount of such RSUs granted to the NEOs (a) for the relative Compounded Annual TSR condition, based on an average closing stock price and an average closing index value for the 20-day trading period ended December 31, 2020, and (b) for the absolute Compounded AFFO Per Share Growth condition, the expected level of performance that will be achieved and, other than in the case of a Change in Control, prorated based on the ratio of (i) the number of days that have elapsed from the first day of the applicable performance period to the date of termination, over (ii) the total number of days in the applicable performance period.

(2)

If an NEO were terminated for “cause” or resigned without “good reason” on December 31, 2020, the NEO would have been entitled to receive only his or her base salary, cash bonus and any other compensation-related payments that had been earned but not yet paid, and unreimbursed expenses that were owed as of the date of the termination, in each case that were related to any period of employment preceding the NEO’s termination date. The NEO would not have been entitled to any additional payments and would have immediately forfeited all unvested shares of restricted stock and unvested RSUs.

(3)

Pursuant to our 2015 Incentive Plan and the applicable award agreements thereunder, upon a Change in Control, each NEO is entitled to (a) immediate vesting of outstanding unvested time-based restricted shares, and (b) with respect to outstanding performance-based RSU awards that are not assumed or substituted in connection with such Change in Control, immediate vesting of such outstanding RSU awards at a level equal to the greater of (i) 100% of the target award level payout, and (ii) the amount that would have vested based on the actual level of achievement of the performance criteria as of the date of the Change in Control (calculated as provided in the applicable award agreement). The amounts that the

2021 Proxy Statement	51

NEOs would realize upon a Change in Control that does not involve a termination of employment are reflected in this column; if, in connection with a Change in Control, an NEO were terminated “without cause” or resigned for “good reason” then, in addition to the amounts shown in this column, the NEO would also receive the amounts in respect of Cash Severance, Acceleration of Restricted Stock and Health Benefits shown in the prior column.

(4)

Information regarding cash severance and acceleration of restricted stock are not included for Mr. Rosivach because such amounts were triggered upon the termination of his employment and are included in the Summary Compensation Table above. The amounts for Accelerated Vesting of RSUs relate to 2019 and 2020 Performance RSUs that will be earned and settled as of the end of the performance period or accelerated upon a Change in Control.

OTHER COMPENSATION MATTERS

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Volk, our Chief Executive Officer for fiscal 2020. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

•

the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our company (other than our Chief Executive Officer) was $112,390; and

•	the annual total compensation of Mr. Volk, as reported above in the Summary Compensation Table, was $8,219,231.

Based on this information, for 2020, the ratio of the annual total compensation of Mr. Volk, our Chief Executive Officer for fiscal 2020, to the median of the annual total compensation of all employees was 73.1 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2020, our employee population consisted of 106 individuals, all of whom were full-time employees located in the United States. We selected December 31, 2020 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

To identify the “median employee” from our employee population, we compared the amount of total compensation of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2020. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $112,390. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

52	2021 Proxy Statement

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The Audit Committee’s charter is available on STORE’s investor relations website at http://ir.storecapital.com and is available in print to any stockholder who requests copies by contacting Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has designated each of Joseph M. Donovan, William F. Hipp and Catherine D. Rice as “audit committee financial experts.”

Primary Responsibilities of the Audit Committee and the Audit Committee’s Activities in 2020

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of STORE’s financial statements. The Audit Committee oversees STORE’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of STORE’s internal audit function and the independent auditors, and STORE’s ethical compliance programs, including STORE’s code of conduct. The Audit Committee’s process includes reviewing the engagement of STORE’s independent auditors (including the impact of changing auditors when assessing whether to retain the current independent auditor), working with members of STORE’s enterprise risk management team, meeting periodically with members of management and receiving reports on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.

During 2020, among other things, the Audit Committee:

•

engaged Ernst & Young LLP as STORE’s independent auditor and Protiviti Inc. as our internal audit services consultant (each of Ernst & Young LLP and Protiviti Inc. have served in such capacities since our initial public offering in 2014) and reviewed, negotiated and approved all fees for services to Ernst & Young LLP and Protiviti Inc.;

•	met with the senior members of our financial management team at each regularly scheduled Audit Committee meeting;

•

held separate private sessions, during its regularly scheduled meetings, with Ernst & Young LLP and Protiviti Inc., at which candid discussions regarding financial management, legal, accounting, auditing, internal control and internal audit issues took place;

•

received periodic updates on management’s process to assess the adequacy of our system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting;

•

discussed with Ernst & Young LLP our internal control assessment process, management’s assessment with respect thereto and Ernst & Young LLP’s evaluation of our system of internal control over financial reporting;

•	discussed with Ernst & Young LLP our critical audit matters, including regarding acquisitions of real estate investments and real estate impairments;

•	reviewed and discussed with management and Ernst & Young LLP our periodic reports prior to filing with the SEC;

•	reviewed our internal audit plan and the performance of our internal audit function;

•

reviewed with senior members of our financial management team and Ernst & Young LLP and Protiviti Inc., as applicable, the overall audit scope and plans, the results of internal and external audits, evaluations by management and the independent auditors of STORE’s internal controls over financial reporting and the quality of our financial reporting; and

•

reviewed with management, including our Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, and Ernst & Young LLP significant risks and exposures identified by management and the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, including our code of conduct and cybersecurity programs.

2021 Proxy Statement	53

2020 Audited Financial Statements

One of the Audit Committee’s primary responsibilities is to assist the Board in overseeing STORE’s management and independent registered public accounting firm in regard to STORE’s financial reporting and internal controls over financial reporting. In performing this oversight function, the Audit Committee relied upon advice and information received in its discussions with management and the independent registered public accounting firm.

In connection with its function to oversee and monitor STORE’s financial reporting process, the Audit Committee has:

•	reviewed and discussed with management STORE’s audited financial statements as of and for the year ended December 31, 2020;

•

discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 61), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•

received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with Ernst & Young LLP its independence and considered whether the provision of non-audit services to STORE was compatible with such independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2020 be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board.

The Audit Committee

Joseph M. Donovan, Chair

William F. Hipp

Catherine D. Rice

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PROPOSAL NO. 3 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

•	What am I voting on?

Stockholders are being asked to ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, to serve as our independent registered public accounting firm for the year ending December 31, 2021.

•	Voting recommendation:

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the result of this proposal.

Our Board’s Audit Committee selected Ernst & Young LLP (“EY”) to serve as our independent registered public accounting firm for the year ending December 31, 2021. Although stockholder approval is not required, after careful consideration of the matter, our Board is submitting the selection of EY to stockholders for ratification at the Annual Meeting. If the selection of EY is ratified, the Audit Committee, in its sole discretion, may change the selection at any time during the year if it determines that such a change would be in the best interest of STORE. Conversely, if stockholders fail to ratify the selection, our Audit Committee will reconsider the selection of EY but will not be required to select a different firm. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees paid by us to EY for professional services rendered in connection with the audit of STORE’s consolidated financial statements for 2020 and 2019:

	2020	2019
Audit fees(1)	$1,234,935	$1,231,111
Audit-related fees	—	145,000
Tax Fees(2)	233,690	195,305
All other fees	2,000	—
Total	$1,470,625	$1,571,416

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of agreed-upon procedures letters, consents and other services.

(2)	Tax fees consist of fees for professional services rendered by EY for tax compliance, tax advice and tax planning.

Our Audit Committee has determined that the provision of services to us described in the foregoing table was compatible with maintaining the independence of EY. All (100%) of the services described in the foregoing table with respect to us and our subsidiaries were approved by our Audit Committee in conformity with our pre-approval policy (as described below).

In accordance with its policies and procedures, the Audit Committee selects STORE’s independent registered public accounting firm and separately pre-approves all audit services it will provide to STORE. Our Audit Committee also reviews and separately pre-approves all audit-related, tax and other services rendered by our independent registered public accounting firm in accordance with our Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, our Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Board Recommendation

Our Board recommends that you vote “FOR” the ratification of the selection of EY as our independent registered public accounting firm for the year ending December 31, 2021.

2021 Proxy Statement	55

OWNERSHIP OF OUR STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of March 31, 2021, for:

•	each of our directors (all of whom are director nominees);

•	each Named Executive Officer;

•	each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and

•	all our directors, director nominees and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with rules and regulations promulgated by the SEC. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of March 31, 2021 are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 270,008,071 shares of our common stock outstanding as of March 31, 2021. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage of Common Stock Owned
Greater than Five Percent Beneficial Owners

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	33,435,772	(1)	12.38%

BlackRock, Inc. 55 East 52nd St. New York, NY 10055	26,748,437	(2)	9.91%

Berkshire Hathaway Inc. Warren E. Buffett National Indemnity Company Berkshire Hathaway Homestate Insurance Company Berkshire Hathaway Consolidated Pension Plan Master Trust Precision Castparts Corp. Master Trust 2555 Farnam St.(4) Omaha, NE 68131	24,415,168	(3)	9.04%

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	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage of Common Stock Owned
Directors and Named Executive Officers
Morton H. Fleischer	505,955	*
Christopher H. Volk(5)	872,058	*
Joseph M. Donovan(6)	82,112	*
William F. Hipp	35,986	*
Tawn Kelley	9,505	*
Catherine D. Rice	13,756	*
Einar A. Seadler	24,518	*
Quentin P. Smith, Jr.	25,957	*
Mary B. Fedewa	384,231	*
Catherine Long	336,123	*
Chad A. Freed	13,657	*
Tyler S. Maertz	55,032	*
Andrew L. Rosivach(7)	20,876	*
All executive officers and directors as a group (14 persons)	2,379,766	*

*	Less than 1% of the outstanding common stock

(1)

Based upon information contained in a Schedule 13G/A filed on February 10, 2021, The Vanguard Group has shared voting power over 686,220 of the reported shares, sole dispositive power over 32,555,778 of the reported shares, shared dispositive power over 879,994 of the reported shares and sole voting power over none of the reported shares.

(2)

Based upon information contained in a Schedule 13G/A filed on January 27, 2021, BlackRock, Inc. has sole voting power over 25,751,869 of the reported shares, sole dispositive power over all of the reported shares and no shared voting or shared dispositive power with respect to any of the reported shares.

(3)

Based upon information contained in a Schedule 13G/A filed on February 16, 2021, as a group, by Warren E. Buffett, Berkshire Hathaway, Inc., National Indemnity Company, Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust. Warren E. Buffett and Berkshire Hathaway Inc. each reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 24,415,168 of the reported shares. National Indemnity Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 20,797,214 of the reported shares. Berkshire Hathaway Homestate Insurance Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 602,954 of the reported shares. Berkshire Hathaway Consolidated Pension Plan Master Trust reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 1,515,000 of the reported shares. Precision Castparts Corp. Master Trust reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 1,500,000 of the reported shares. Based on the Schedule 13G/A filing, National Indemnity Company owned 9.04% of STORE’s outstanding shares of common stock as of March 31, 2021, while each of Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust owned less than 0.1% of STORE’s outstanding shares of common stock as of such date.

(4)

This address is listed in the Schedule 13G/A filed with the SEC on February 16, 2021, as a group, by Warren E. Buffett, Berkshire Hathaway, Inc., National Indemnity Company, Berkshire Hathaway Homestate Insurance Company, Berkshire Hathaway Consolidated Pension Plan Master Trust, and Precision Castparts Corp. Master Trust, as the address of each of Mr. Buffett, Berkshire Hathaway Inc., and Berkshire Hathaway Consolidated Pension Plan Master Trust. The address of National Indemnity Company and Berkshire Hathaway Homestate Insurance Company is listed as 1314 Douglas Street, Omaha, Nebraska 68102. The address of Precision Castparts Corp. Master Trust is listed as 4650 SW Macadam Ave., Portland, Oregon 97239.

(5)	Includes 169,198 shares of our common stock owned by a family trust of which Mr. Volk is co-trustee.

(6)

Includes 350 shares of our common stock held in an IRA owned by Mr. Donovan’s spouse over which Mr. Donovan has shared dispositive power. Mr. Donovan disclaims any beneficial ownership of any such shares.

(7)	Based on information available to STORE as of Mr. Rosavich’s date of termination.

2021 Proxy Statement	57

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND VOTING INFORMATION

Our Board is soliciting proxies for the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement, the accompanying form of proxy card and our Annual Report were first made available to stockholders on or about April 15, 2021.

Why am I receiving these materials?	We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the solicitation of proxies by our Board for use at our Annual Meeting, which will take place on May 27, 2021, at 9:00 a.m., Arizona time. As a stockholder, you are invited to attend the Annual Meeting online and vote your shares electronically on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date.

All stockholders receiving the Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials include:

•  This Proxy Statement, including the Notice; and

•  Our Annual Report on Form 10-K for the year ended December 31, 2020.

If you received a printed copy of these materials by mail, the proxy materials also included a proxy card or a voting instruction form for the Annual Meeting.

A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2021 Annual Meeting. These three officers are Christopher H. Volk, Catherine Long and Chad A. Freed.

The form of proxy and this Proxy Statement have been approved by our Board and are being provided to stockholders by its authority.
What am I voting on?

The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•  The election of nine director nominees to serve as directors of STORE until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

58	2021 Proxy Statement

•  An advisory vote approving the compensation of STORE’s named executive officers (Proposal No. 2); and

•  The ratification of the selection of Ernst & Young LLP as STORE’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 3).

What are the Board’s recommendations?

Our Board recommends you vote:

•  “FOR” the election of each of the nine director nominees to serve as directors of STORE (Proposal No. 1);

•  “FOR” approval of the resolution regarding the compensation of STORE’s named executive officers (Proposal No. 2); and

•  “FOR” the ratification of the selection of Ernst & Young LLP as STORE’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 3).

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•  view on the Internet our proxy materials for the Annual Meeting; and

•  instruct us to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at http://www.proxyvote.com and on our investor relations website at http://ir.storecapital.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy-voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?	Holders of record of our common stock at the close of business on the Record Date, March 31, 2021, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 270,008,071 shares of STORE common stock were outstanding.
What constitutes a quorum?	The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.
How can I attend the Annual Meeting?	Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2021. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/STOR2021 and will need the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. Broadridge Financial Solutions is hosting our virtual Annual Meeting and, on the date of the Annual Meeting, will be available by telephone at 844-986-0822 to answer your questions regarding how to attend and participate in the Annual Meeting.

2021 Proxy Statement	59

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•  Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you also received a proxy card. If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any STORE benefit plan.

•  Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name.” If you are a beneficial owner, the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How are proxies voted?	All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What different methods may I use to vote?

•  Voting Electronically During the Annual Meeting. If you desire to vote electronically during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/STOR2021. You will need the 16-digit control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the independent inspector, Carideo Group, before the polls close at the Annual Meeting.

•  Voting by Proxy for Shares Held by a Stockholder of Record. If you are a stockholder of record, you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•  By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card. You may also vote by proxy over the Internet by visiting http:// www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

• By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you can vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

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•  Voting by Proxy for Shares Held by Beneficial Owners in Street Name. If you are a beneficial owner, you may instruct the broker, bank or other nominee that holds your shares in “street name” to vote your shares of common stock in one of the following ways:

•  By Telephone or Internet. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares. You may also vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•  By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares:

•  “FOR” the election of all director nominees set forth in this Proxy Statement;

•  “FOR” the advisory vote to approve the compensation of our named executive officers; and

•  “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

What if I am a beneficial owner and do not give voting instructions to my broker?

If you are a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

•  Non-Discretionary Items. The election of directors and the advisory vote to approve the compensation of our named executive officers are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

•  Discretionary Items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

2021 Proxy Statement	61

How many votes are needed to approve each item?

•  The affirmative vote of a plurality of the votes cast at the Annual Meeting, electronically or by proxy, is required for the election of directors (Proposal No. 1). This means that the nine director nominees receiving the greatest number of votes will be elected.

•  The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to approve the compensation of our named executive officers (Proposal No. 2). This vote, however, is advisory only and is not binding on STORE, our Board or its Compensation Committee. Although this vote is not binding, our Board and its Compensation Committee will take the results of the vote under advisement when making future decisions regarding STORE’s executive compensation program.

•  The affirmative vote of a majority of the votes cast at the Annual Meeting, electronically or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 3). Although this vote is not binding, our Board and its Audit Committee will take the results of the vote under advisement when making future decisions regarding STORE’s independent registered public accounting firm.

How are abstentions, withhold votes and broker non-votes counted?	Abstentions (or withhold votes in the case of the election of directors) and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast for voting purposes for all proposals.
Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•  Voting again on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by signing and returning a new proxy card or voting instruction form with a later date;

•  By attending the Annual Meeting virtually and voting during the Annual Meeting; or

•  By delivering a written notice of revocation prior to the Annual Meeting to Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

If you are a beneficial owner and your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, we will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

62	2021 Proxy Statement

Who pays the cost for soliciting proxies by the Board?	We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of STORE’s common stock. In addition to solicitations by mail, officers and regular employees of STORE may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.
If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

STORE Capital Corporation

Attention: Chad A. Freed

Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

8377 East Hartford Drive, Suite 100

Scottsdale, Arizona 85255

(480) 256-1100

Stockholders who hold shares in “street name” may contact their broker, bank or other similar nominee to request information about householding.

2021 Proxy Statement	63

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

Stockholders who intend to present proposals at the 2022 annual meeting of stockholders, and who wish to have those proposals included in STORE’s proxy statement for the 2022 annual meeting, must be certain that those proposals are received at STORE’s principal executive offices at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255; Attention: Chad A. Freed, Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, no later than December 16, 2021. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

Notice of stockholder proposals to be raised from the floor of the 2022 annual meeting of stockholders outside of Rule 14a-8, including director nominations submitted by eligible stockholder(s) for inclusion in our proxy materials pursuant to the proxy access provisions in our bylaws, must be received by STORE’s Secretary at the address set forth above no earlier than November 16, 2021 and not later than 5:00 p.m., Arizona time, on December 16, 2021. The stockholder notice must comply with the information requirements set forth in our bylaws.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of our Board, or at the discretion of the proxy holders if no recommendation is made.

ADDITIONAL INFORMATION

Our Annual Report, including financial statements, is filed with the SEC and, along with this Proxy Statement, is available electronically on our investor relations website at http://ir.storecapital.com to all stockholders of record as of March 31, 2021, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. We will provide without charge, upon written request to Chad A. Freed, STORE’s Executive Vice President – General Counsel, Chief Compliance Officer and Secretary, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2020.

64	2021 Proxy Statement

STORE CAPITAL CORPORATION 8377 EAST HARTFORD DRIVE, SUITE 100 SCOTTSDALE, AZ 85255

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STOR2021

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35065-P52168                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STORE CAPITAL CORPORATION The Board of Directors recommends you vote “FOR” each of the nominees listed in Item 1.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors		☐	☐	☐
Nominees:
01) Joseph M. Donovan 06) Catherine D. Rice
02) Mary B. Fedewa 07) Einar A. Seadler
03) Morton H. Fleischer 08) Quentin P. Smith, Jr.
04) William F. Hipp 09) Christopher H. Volk
05) Tawn Kelley
The Board of Directors recommends you vote “FOR” Item 2.					For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐
The Board of Directors recommends you vote “FOR” Item 3.
3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.					☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1 and FOR Items 2 and 3. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION

FOR USE AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS ON

MAY 27, 2021

The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Chad A. Freed, Catherine Long and Christopher H. Volk, and each or any of them, as proxies, with full power of substitution, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2021 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2021 on Thursday, May 27, 2021 at 9:00 a.m., Arizona time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2021 Annual Meeting of Stockholders.

THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES: (1) AS YOU SPECIFY ON THE BACK OF THIS PROXY CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THE BACK OF THIS PROXY CARD, AND (3) AS THEY DECIDE ON ANY OTHER MATTER PROPERLY COMING BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side.